                                                                  Exhibit (a)(1)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                             EXECUSTAY CORPORATION

                                       AT

                              $14.00 NET PER SHARE

                                       BY
                             MI SUBSIDIARY I, INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                          MARRIOTT INTERNATIONAL, INC.

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, FEBRUARY 11, 1999 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN AT LEAST 2,000,000 SHARES AND
(2) THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND THE COMPANY TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING RECEIPT BY PURCHASER AND THE COMPANY OF CERTAIN GOVERNMENTAL AND REGULATORY APPROVALS.

   THE BOARD OF DIRECTORS OF EXECUSTAY CORPORATION (THE "COMPANY") HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, TAKEN TOGETHER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES HEREUNDER.

                                ---------------

                                   IMPORTANT

   Any stockholder desiring to tender Shares (as defined herein) should either
(1) complete and sign the Letter of Transmittal, or a facsimile copy thereof, in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in this Offer to Purchase under the caption "THE TENDER OFFER--2. Procedure for Accepting the Offer and Tendering Shares" or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such Shares.

   A stockholder who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in this Offer to Purchase under the caption "THE TENDER OFFER--2. Procedure for Accepting the Offer and Tendering Shares."

   Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials, may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Holders of Shares may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                                ---------------

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION  NOR  HAS  THE SECURITIES  AND  EXCHANGE COMMISSION
      PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE
        ACCURACY  OR ADEQUACY  OF  THE  INFORMATION  CONTAINED IN  THIS
          DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                ---------------

                    The Information Agent for the Offer is:

                [LOGO OF MACKENZIE PARTNERS, INC. APPEARS HERE]
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL FREE (800) 322-2885

             The date of this Offer to Purchase is January 12, 1999

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
INTRODUCTION.............................................................   1

THE TENDER OFFER.........................................................   3

 1. TERMS OF THE OFFER; EXPIRATION DATE..................................   3

 2. PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES...............   4

 3. WITHDRAWAL RIGHTS....................................................   7

 4. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES........................   7

 5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES..............................   8

 6. PRICE RANGE OF THE SHARES............................................   9

 7. CERTAIN INFORMATION CONCERNING THE COMPANY...........................  10

 8. CERTAIN INFORMATION CONCERNING PURCHASER AND MARRIOTT................  12

 9. SOURCE AND AMOUNT OF FUNDS...........................................  14

10. CERTAIN TRANSACTIONS BETWEEN MARRIOTT AND THE COMPANY................  14

11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER AND THE MERGER....  14

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE STOCKHOLDER
   AGREEMENTS............................................................  19

13. DIVIDENDS AND DISTRIBUTIONS..........................................  29

14. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; NASDAQ STOCK MARKET
   AND EXCHANGE ACT REGISTRATION.........................................  29

15. CERTAIN CONDITIONS OF THE OFFER......................................  30

16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS..........................  32

17. FEES AND EXPENSES....................................................  35

18. MISCELLANEOUS........................................................  35

SCHEDULE I............................................................... I-1

ANNEX A.................................................................. A-1

To the Holders of Common Stock of
ExecuStay Corporation:

                                  INTRODUCTION

   MI Subsidiary I, Inc., a Delaware corporation ("Purchaser"), which is a wholly owned, direct subsidiary of Marriott International, Inc., a Delaware corporation ("Marriott"), hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share (the "Common Stock" or the "Shares"), of ExecuStay Corporation, a Maryland corporation (the "Company"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"), at the purchase price of $14.00 per Share (the "Offer Price"), net to the tendering stockholder in cash.

   The Offer is being made pursuant to the terms of the Merger Agreement, dated as of January 6, 1999 (the "Merger Agreement"), by and among the Company, Purchaser and Marriott. The Merger Agreement provides, among other things, for the making of the Offer, and further provides that, following the purchase of Shares pursuant to the Offer and promptly after the satisfaction or waiver of certain other conditions, the Company will be merged with and into Purchaser (the "Merger"). Purchaser will continue as the surviving corporation after the Merger (the "Surviving Corporation"). Prior to the consummation of the Merger, the Company will provide for the issuance to certain stockholders (the "Non-Tendering Stockholders") who have entered into Stockholder Agreements with Purchaser and Marriott (collectively, the "Stockholder Agreements") of shares of newly-designated non-voting preferred stock (the "Preferred Shares") as described herein in exchange for the Shares that such Non-Tendering Stockholders have agreed not to tender. Pursuant to the Stockholder Agreements, the Non-Tendering Stockholders have agreed not to tender in the Offer the Shares subject to the Stockholder Agreement in the Offer and to vote such Shares in favor of the Merger, if necessary. At the effective time of the Merger (the "Effective Time"), (i)(a) each outstanding Preferred Share held by the three senior executive officers (the "Senior Executives") of the Company will be converted into the right to receive shares of common stock, $0.01 par value per share, of Marriott ("Marriott Shares") at the equivalent of $13.00 per Preferred Share and (b) each outstanding Preferred Share held by two employees of the Company and by certain other stockholders of the Company will be converted into the right to receive Marriott Shares at the equivalent of $14.00 per Preferred Share, and (ii) each outstanding Share (except for Shares owned by Marriott, Purchaser or any subsidiary of Marriott, Purchaser or the Company) will be converted into the right to receive the Offer Price, net to the holder in cash, without interest.

   THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, TAKEN TOGETHER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES HEREUNDER.

   A.G. EDWARDS & SONS, INC. ("A.G. EDWARDS"), FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED A WRITTEN OPINION TO THE BOARD, DATED JANUARY 5, 1999 (THE "A.G. EDWARDS OPINION"), TO THE EFFECT THAT, AS OF THAT DATE, THE CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF THE COMPANY PURSUANT TO THE MERGER AGREEMENT IS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH STOCKHOLDERS. THE FULL TEXT OF THE A.G. EDWARDS OPINION IS ATTACHED TO THE COMPANY'S SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WHICH IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY HEREWITH. STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW OF A.G. EDWARDS.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS TO THE OBLIGATIONS OF PURCHASER, MARRIOTT AND THE COMPANY TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING (I) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN AT LEAST 2,000,000 SHARES (THE "MINIMUM CONDITION"), (II) RECEIPT BY PURCHASER, MARRIOTT AND THE COMPANY OF CERTAIN GOVERNMENTAL AND REGULATORY APPROVALS AND (III) CERTAIN OTHER CONDITIONS. SEE "THE TENDER OFFER--15. CERTAIN CONDITIONS OF THE OFFER."

   THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION, IF NECESSARY, WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF
SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

   The Offer will expire at Midnight, New York City time, on Thursday, February 11, 1999, unless extended.

   Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See "THE TENDER OFFER--5. Certain Federal Income Tax Consequences." Purchaser will pay all charges and expenses of First Chicago Trust Company of New York, as depositary (in such capacity, the "Depositary"), and MacKenzie Partners, Inc., as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer. For a description of the fees and expenses to be paid by Purchaser, see "THE TENDER OFFER--17. Fees and Expenses."

   Consummation of the Merger is subject to a number of conditions, including approval by the stockholders of the Company if such approval is required by applicable law. See "THE TENDER OFFER--16. Certain Legal Matters; Regulatory Approvals." The Non-Tendering Stockholders, who hold an aggregate of approximately 55% of the outstanding Shares, have agreed (i) not to tender their Shares in the Offer unless Marriott consents to their doing so, and (ii) to vote their Shares in favor of the Merger, if necessary. See "THE TENDER OFFER--12. Purpose of the Offer; The Merger Agreement; The Stockholder Agreements." The Company has informed Marriott that as of January 6, 1999, there were 8,235,806 Shares issued and outstanding and 356,650 Shares reserved for issuance upon the exercise of outstanding Company stock options. If Purchaser acquires at least 2,000,000 Shares in the Offer, Purchaser and the Non-Tendering Stockholders together will have sufficient voting power to approve and adopt the Merger Agreement and the Merger at a stockholders' meeting without the vote of any other stockholder of the Company. If Purchaser acquires at least 3,302,924 of the Shares tendered in the Offer, then Purchaser, after issuance of the non-voting Preferred Shares to the Non-Tendering Stockholders, will hold at least 90% of the voting equity of the Company, Purchaser and the Company will be able to merge using the "short-form" procedures of the Maryland General Corporation Law (the "MGCL"), and the Company will not be obligated to hold a stockholders' meeting to approve the Merger Agreement and the Merger.

   The information contained in this Offer to Purchase concerning the Company was supplied by the Company. Purchaser takes no responsibility for the completeness or accuracy of such information. The information contained in this Offer to Purchase concerning the Offer, the Merger, Marriott and Purchaser was supplied by Purchaser. The Company takes no responsibility for the completeness or accuracy of such information.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. ALSO SEE "THE TENDER OFFER--18. MISCELLANEOUS" FOR INFORMATION REGARDING CERTAIN ADDITIONAL DOCUMENTS FILED WITH THE

SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER.

   References herein to Marriott shall, unless the context indicates otherwise, include Marriott and all of its subsidiaries including Purchaser.

                                THE TENDER OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the provisions set forth in this Offer to Purchase under the caption "TENDER OFFER--3. Withdrawal Rights." The term "Expiration Date" shall mean Midnight, New York City time, on Thursday, February 11, 1999, unless and until Purchaser, subject to restrictions contained in the Merger Agreement, shall from time to time have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

   Pursuant to the Merger Agreement, Purchaser may increase the Offer Price and may make any other changes in the terms and conditions of the Offer, provided that, unless previously approved by the Company in writing, Purchaser may not
(i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) add conditions to the Offer in addition to those set forth in
Article 7 of the Merger Agreement or (iv) broaden the scope of those conditions.

   Purchaser may, without the consent of the Company's Board of Directors, from time to time extend the expiration date of the Offer. Purchaser confirms that its right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

   Subject to the applicable rules and regulations of the Commission, Purchaser expressly reserves the right, subject to the terms and conditions of the Merger Agreement, at any time and from time to time, upon the failure to be satisfied of any of the conditions to the Offer, to (i) terminate or amend the Offer,
(ii) extend the Offer and postpone acceptance for payment of any Shares or
(iii) waive any condition to completion of the Offer. During any such extension all Shares previously tendered and not properly withdrawn will remain subject to any such extension and will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. In the event that Purchaser waives any of the conditions set forth in this Offer to Purchase under the caption "THE TENDER OFFER--15. Certain Conditions of the Offer," the Commission may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that Purchaser disseminate information concerning such waiver.

   If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under the caption "THE TENDER OFFER--3. Withdrawal Rights." However, as described above, the ability of Purchaser to delay payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act.

   If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. Such rules generally provide that the minimum period during which a tender offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes in the terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or a change in percentage of securities sought, a minimum ten-business-day period is generally required to allow for adequate dissemination to stockholders and for investor response.

   Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

   The Company has provided Purchaser with the Company's stockholder list, a nonobjecting beneficial owners list, and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES

 Valid Tender of Shares

   For a stockholder to validly tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and either certificates ("Share Certificates") for tendered Shares must be received by the Depositary at one of such addresses or such tendered Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined herein) received by the Depositary), in each case prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

 Book-Entry Transfers

   The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility may make book-entry delivery of the Shares by causing the book-entry transfer system to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for such transfer. Although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to, and received by, the

Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS BOOK-ENTRY PROCEDURES DOES NOT CONSTITUTE VALID DELIVERY TO THE DEPOSITARY.

   The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

   THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND SOLE RISK OF THE TENDERING STOCKHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED AT THE DEPOSITARY. IF DELIVERY IS BY MAIL, THEN INSURED OR REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

 Signature Guarantees

   No signature guarantee on the Letter of Transmittal is required if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on such Letter of Transmittal or (ii) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates not validly tendered, not accepted for payment or not purchased are to be issued or returned to, a person other than the registered holder of the Share Certificates, the tendered Share Certificates must be endorsed in blank or accompanied by appropriate stock powers, signed exactly as the name of the registered holder appears on the Share Certificates with the signature on such Share Certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

 Guaranteed Delivery

   If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered provided that all of the following guaranteed delivery procedures are duly complied with:

       (a) such tender is made by or through an Eligible Institution;

       (b) the Depositary receives (by hand, mail, telegram or facsimile transmission) on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser; and

       (c) the Share Certificates representing all tendered Shares, in proper form for transfer (or Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of such Notice of Guaranteed Delivery. A "Nasdaq trading day" is any day on which securities are traded on the Nasdaq Stock Market.

   The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

   Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or, in the case of book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates, Book-Entry Confirmations and such other documents are actually received by the Depositary. Under no circumstances will interest be paid by Purchaser on the purchase price of the Shares to any tendering stockholders, regardless of any extension of the Offer or any delay in making such payment.

 Determination of Validity

   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares with respect to any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. None of Purchaser, Marriott, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

 Other Requirements

   By executing the Letter of Transmittal as set forth herein, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after February 12,
1999), effective when, if and to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. All such proxies shall be considered coupled with an interest in the tendered Shares. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares accepted for payment or other securities or rights will, without further action, be revoked, and no subsequent proxies may be given. Such designees of Purchaser will, with respect to such Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper in respect of any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

   Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described herein will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

 Backup Federal Income Tax Withholding

   To prevent backup federal income tax withholding on payments of cash pursuant to the Offer, a stockholder tendering Shares in the offer must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certification described herein, under federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payment made to such stockholder pursuant to the Offer. All stockholders tendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as a part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

   Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date and, unless accepted for payment and paid for as provided herein, may also be withdrawn at any time on or after March 15, 1999.

   For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn as set forth on such Share Certificates if different from the name of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be furnished to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth in Section 2 above, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with such withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures for withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, and its determination will be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

   Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 2 above at any time on or prior to the Expiration Date.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment, and will pay for promptly after the Expiration Date, any and all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with
Section 3 above. Subject to applicable rules of the Commission and the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law.

   In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates (or timely Book-Entry Confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth under Section 2 above),
(ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE PURCHASE PRICE OF THE SHARES TENDERED PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payments shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

   If Purchaser is delayed in its acceptance for payment of, or payment for tendered Shares or is unable to accept for payment or pay for such Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to Purchaser's obligations under Rule 14e-1(c) under the Exchange Act to pay for or return the tendered Shares promptly after the termination or withdrawal of the Offer), the Depositary may, nevertheless, retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described under Section 3 above.

   If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or for any reason, Share Certificates for any such Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth under Section 2 above, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility) as promptly as practicable following the expiration or termination of the Offer.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   The summary of Federal income tax consequences set forth below is for general information only and is based on Purchaser's understanding of the law as currently in effect. The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States and stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation. ALL STOCKHOLDERS SHOULD

CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

   The receipt of cash for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, for federal tax purposes, a stockholder who receives cash for Shares pursuant to the Offer (or the Merger) will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Provided that the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated separately for each block of Shares (i.e., a group of Shares with the same tax basis and holding period) tendered pursuant to the Offer.

   A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder who does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service (the "IRS"). See Section 2.

   If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return.

6. PRICE RANGE OF THE SHARES

   The Shares are traded on the Nasdaq Stock Market under the symbol "EXEC." The Shares began trading on the Nasdaq Stock Market on August 27, 1997. The following table sets forth, for the periods indicated, the high bid and low ask prices per share as reported on the Nasdaq Stock Market according to published sources:

                                                                     TRADING
                                                                  -------------
                                                                   HIGH   LOW
                                                                  ------ ------
Fiscal Year Ended December 31, 1997:
  Third Quarter (from August 27-September 30).................... $12.00 $10.50
  Fourth Quarter................................................. $12.50 $ 8.25
Fiscal Year Ended December 31, 1998:
  First Quarter.................................................. $12.75 $ 9.25
  Second Quarter................................................. $14.25 $10.88
  Third Quarter.................................................. $12.50 $ 8.00
  Fourth Quarter................................................. $13.63 $ 7.00

   On January 5, 1999, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, according to published sources, the last reported bid price of the Common Stock on the Nasdaq Stock Market was $13.56 per Share. On January 11, 1999, the last full day of trading before the commencement of the Offer, according to published sources, the last reported bid price of the Common Stock on the Nasdaq Stock Market was $13.81 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON STOCK.

7. CERTAIN INFORMATION CONCERNING THE COMPANY

 General

   The Company is a Maryland corporation with its principal offices located at 7595 Rickenbacker Drive, Gaithersburg, Maryland 20879.

   The Company is a provider of interim housing for corporate clients and professionals. In addition to providing fully furnished housing, the Company also rents housewares and furniture to property management companies and apartment communities. The Company has offices throughout the United States.

 Available Information

   The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's directors and officers (including their remuneration, stock options granted to them and shares held by them), the principal holders of the Company's securities, and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains company reports, proxy statements and other information, all of which may be printed out via computer with no fees charged. In addition, such material should also be available for inspection at The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

   The Preferred Shares will not be registered under the Exchange Act or traded on any securities exchange or over-the-counter quotations system.

 Summary Financial Information

   The following table sets forth certain summary consolidated financial information with respect to the Company and its consolidated subsidiaries derived from the audited financial statements contained in the Company's 1997 Annual Report on Form 10-K and the unaudited financial statements contained in the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997 and September 30, 1998. The summary below is qualified by reference to such document (which may be inspected and obtained as described above under "Available Information"), including the financial statements and related notes contained therein.

                     EXECUSTAY CORPORATION AND SUBSIDIARIES

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               NINE MONTHS ENDED          FISCAL YEAR ENDED
                          --------------------------- -------------------------
                          SEPTEMBER 30, SEPTEMBER 30, DECEMBER 31, DECEMBER 31,
                              1998          1997          1997         1996
                          ------------- ------------- ------------ ------------
                                  (UNAUDITED)
INCOME STATEMENT DATA:
  Revenue:
    Interim housing
     revenue.............    $80,935       $27,831      $41,927      $20,905
    Furniture and
     houseware revenue...      7,645         7,422        9,831        8,740
                             -------       -------      -------      -------
      Total revenue......    $88,580       $35,253      $51,758      $29,645
  Operating costs and
   expenses:
    Cost of revenue......     63,955        23,401       35,306       18,472
    Personnel and payroll
     costs...............     11,478         5,821        8,246        5,597
    Occupancy costs and
     nonrental
     depreciation and
     amortization........      2,961         1,167        1,600          994
    Other operating
     costs...............      3,037         1,638        2,209        1,616
    Nonrecurring
     operating expenses..        630           --           --           --
                             -------       -------      -------      -------
      Total operating
       costs and
       expenses..........    $82,061       $32,027      $47,361      $26,679
  Earnings from
   operations............      6,519         3,226        4,397        2,966
  Interest expense.......        359           278          156          308
                             -------       -------      -------      -------
  Earnings before income
   taxes.................    $ 6,160       $ 2,948      $ 4,241      $ 2,658
  Income tax expense.....      2,464           156          285          --
                             -------       -------      -------      -------
  Net income.............    $ 3,696       $ 2,792      $ 3,956      $ 2,658
                             =======       =======      =======      =======
PRO FORMA DATA (1):
  Pro forma net income...    $ 3,696       $ 1,769      $ 2,545      $ 1,595
                             =======       =======      =======      =======
  Pro forma net income
   per common share
   (diluted).............    $  0.49       $  0.41      $  0.51      $  0.39
                             =======       =======      =======      =======
  Weighted average common
   shares outstanding
   (diluted).............      7,619         4,336        4,986        4,074

                                                           AT            AT
                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1998          1997
                                                      ------------- ------------
                                                       (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents..........................    $   308      $16,134
  Property on or held for lease, net.................      7,644        4,912
  Total assets.......................................     79,178       43,830
  Bank line of credit................................      3,041        5,000
  Notes payable to bank..............................     17,000          --
  Total stockholders' equity.........................     49,050       31,026

--------
(1) Prior to the public offering of the Shares on August 27, 1997, the Company elected to be treated as an S corporation and was not subject to federal and certain state income taxes. The Pro Forma Data reflect federal and state income tax based on applicable tax rates as if the Company had not elected S corporation status for those periods.
(2) The pro forma weighted average common shares outstanding is based on: (i) the weighted average shares outstanding during the period; and (ii) the assumed sale of a sufficient number of common shares necessary to provide funds to make a distribution of all undistributed S corporation earnings from June 30, 1997 in excess of earnings for the twelve-month period then ended and to make the distribution of $1.1 million declared on June 13, 1997.

   Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information. Although Purchaser has no knowledge that any such information is untrue, Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

8. CERTAIN INFORMATION CONCERNING PURCHASER AND MARRIOTT

   Purchaser is a Delaware corporation with its principal executive offices located at 10400 Fernwood Road, Bethesda, Maryland 20857. Purchaser, a wholly-owned, direct subsidiary of Marriott, was organized to acquire the Company and has not conducted any unrelated activities since its organization.

   Marriott is a Delaware corporation with its principal office located at 10400 Fernwood Road, Bethesda, Maryland 20857. Marriott and its subsidiaries are worldwide operators and franchisers of hotels and senior living communities and providers of distribution services. Marriott and its subsidiaries operate and franchise lodging facilities under eleven separate brand names and develop and operate vacation timesharing resorts. Marriott Senior Living Services develops and operates senior living communities involving independent living, assisted living and skilled nursing care for seniors in the United States. Marriott Distribution Services supplies food and related products to external customers and to internal operations throughout the United States.

   Set forth below is certain selected consolidated financial information with respect to Marriott and its subsidiaries excerpted from the information contained in Marriott's 1997 Annual Report on Form 10-K (the "Marriott 1997 Annual Report") and Marriott's Quarterly Report on Form 10-Q for the quarter ended September 11, 1998 (the "Marriott 1998 10-Q"). More comprehensive financial information is included in the Marriott 1997 Annual Report, the Marriott 1998 10-Q and other documents filed by Marriott with the Commission, and the following summary is qualified in its entirety by reference to the Marriott 1997 Annual Report, the Marriott 1998 10-Q and such other documents and all the financial information (including any related notes) contained therein. The Marriott 1997 Annual Report, the Marriott 1998 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                 MARRIOTT INTERNATIONAL, INC. AND SUBSIDIARIES

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                THIRTY-SIX WEEKS ENDED      FISCAL YEAR ENDED
                              --------------------------- ---------------------
                              SEPTEMBER 11, SEPTEMBER 12, JANUARY 2, JANUARY 3,
                                  1998          1997         1998       1997
                              ------------- ------------- ---------- ----------
                                      (UNAUDITED)
INCOME STATEMENT DATA:
  Sales(1)...................    $6,994        $6,177       $9,046     $7,267
  Operating profit before
   corporate expenses and
   interest..................       513           430          609        508
  Net Income.................       276           227          324        270
PER SHARE DATA:
  Basic earnings per
   share(2)..................      1.09          0.89         1.27       1.06
  Diluted earnings per
   share(2)..................      1.02          0.84         1.19       0.99
  Cash dividends
   declared(3)...............      0.15

                                                        SEPTEMBER 11, JANUARY 2,
                                                            1998         1998
                                                        ------------- ----------
                                                         (UNAUDITED)
BALANCE SHEET DATA:
  Current assets(1)....................................    $1,513       $1,367
  Total assets.........................................     6,155        5,557
  Long-term and convertible subordinated debt..........       858          422
  Shareholders' equity(3)..............................     2,556

--------
(1) Starting with its 1998 Form 10-K, Marriott will change its accounting policy relating to the recognition of sales and working capital of managed hotels and retirement communities. This change in policy will have no impact on operating profit or net income. The data presented above does not reflect the restatement which will arise following adoption of this change in accounting policy.
(2) Earnings per share data for periods prior to March 27, 1998 are pro forma and unaudited since Marriott was not a publicly held company during those periods.
(3) Shareholders' equity and cash dividends declared for periods prior to March 27, 1998 are not presented since Marriott was a wholly owned subsidiary of Sodexho Marriott Services, Inc. (formerly Marriott International, Inc.) during those periods.

   Available Information. Marriott is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Information, as of particular dates, concerning Marriott's directors and officers, their remuneration, stock options and other matters, the principal holders of Marriott's securities and any material interest of such persons in transactions with Marriott is required to be disclosed in proxy statements distributed to Marriott's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission in the same manner as is set forth with respect to the Company in Section 7.

   The name, business address, citizenship, present principal occupation or employment and five-year employment history of each of the executive officers of Marriott and Purchaser are set forth in Schedule I hereto.

   Except as described in this Offer to Purchase (i) none of Marriott or Purchaser or, to the best of Marriott's and the Purchaser's knowledge, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of Marriott or any of the persons so listed, beneficially owns or has any right to acquire directly or indirectly any Shares or has any contract, arrangement, understanding or relationship with any other person with respect to any Shares, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any Shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, and
(ii) none of Marriott or Purchaser or to the knowledge of Marriott and Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

9. SOURCE AND AMOUNT OF FUNDS

   The total amount of funds required by Purchaser to purchase the Shares will be approximately $51.4 million. Purchaser plans to obtain all funds needed for the Offer through a capital contribution, which will be made by Marriott to Purchaser at the time the Shares tendered pursuant to the Offer are accepted for payment. Marriott intends to use its available cash on hand to make this capital contribution. Neither the Offer nor the Merger is conditioned on obtaining financing.

10. CERTAIN TRANSACTIONS BETWEEN MARRIOTT AND THE COMPANY

   Except as set forth in this Offer to Purchase, since January 1, 1998, none of Marriott or Purchaser or, to the best knowledge of Marriott and Purchaser, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1998 there have been no contracts, negotiations or transactions between Marriott, or any of its subsidiaries or, to the best knowledge of Marriott and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition; a tender offer for or other acquisition of securities of any class of the Company; an election of directors of the Company; or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER AND THE MERGER

   The Company has supplied Purchaser and Marriott with the following information.

   The decision of the Board to approve and recommend the Merger Agreement was the result of an extended evaluation process. Management of the Company has long believed that stockholder value could be maximized by developing a national presence in the interim housing industry in order to enhance profitability and make the Company a more attractive acquisition candidate. Following the Company's initial public offering in August 1997, the Company implemented an aggressive acquisition strategy, increasing revenues from $30,000,000 in 1996 to approximately $120,000,000 in 1998. As a result of this series of acquisitions, the most recent and largest of which was the Accommodations America acquisition in May 1998, the Company now operates in nearly all the major metropolitan markets in the United States that management had targeted. As a result, management determined that the Company was now in position to maximize stockholder value through a sale of the Company.

   In making its determination to approve the Merger Agreement, the Board also considered various factors that could adversely affect the market price of the Shares, including (i) a limited public float and low average daily trading volumes of the Shares, (ii) a limited number of market makers and investment banking firms preparing research reports with respect to the Company, (iii) a limited number of comparable public companies against which investors could evaluate the Company's performance, (iv) each of the Company's two primary competitors had a major decline in its stock price following a recent initial public offering and (v) management's belief that one or more national lodging companies are likely to enter the interim housing industry. Based on the foregoing factors, Company management believes that the trading price of the Shares is subject to volatility and that any recovery following a significant price decline might be lengthy and difficult.

   On January 6, 1999, the Company entered into the Merger Agreement, and the Non-Tendering Stockholders simultaneously entered into Stockholder Agreements. A full chronology of events leading to the execution of such agreements is set forth below.

   On June 30, 1998, a representative of a prospective purchaser ("Bidder A") contacted Gary Abrahams, the Company's Chief Executive Officer, by telephone to indicate a possible interest in acquiring the Company. Shortly thereafter, Mr. Abrahams contacted Arne Sorenson, then the Senior Vice President of Development of Marriott (now its Chief Financial Officer), and also contacted representatives of another prospective bidder ("Bidder B") for the purpose of determining whether Marriott or Bidder B had an interest in acquiring the Company. Mr. Abrahams scheduled a meeting with representatives of Bidder B in Chicago for July 8, 1998. However, Mr. Abrahams was delayed by bad weather on the date of the meeting, and the meeting was rescheduled and occurred on July 24, 1998. On July 28, 1998, Mr. Abrahams and another representative of the Company met with Mr. Sorenson at Marriott's headquarters in Bethesda, Maryland. Also on July 28, 1998, Mr. Abrahams met with a representative of A.G. Edwards to discuss generally the strategic direction of the Company, and generally to review various strategic alternatives, including possible business combination or sale transactions. Management informed the members of the Board of these discussions with Marriott, Bidder A and Bidder B at the Company's July 29, 1998 board meeting. At that meeting, the Board determined that management should continue to investigate possible transactions between the bidders and the Company. Prior to the July 29 meeting, the price of the Shares had declined from its all-time high of $14.25 in May 1998 to $10.25 on July 29.

   David Santee, one of the Company's independent directors, is a divisional president of Bidder B. In order to avoid possible conflicts of interest, upon the advice of counsel, management of the Company determined to exclude Mr. Santee from any discussions involving the sale of the Company so long as Bidder B remained a viable candidate.

   In response to the Board's directive, the Company asked A.G. Edwards to prepare an analysis of various potential business combination partners or purchasers of the Company. A.G. Edwards prepared such an analysis and presented it to Company management in early August. During August 1998 management continued discussions with the three prospective bidders and sent preliminary financial models to each of them. Although Mr. Abrahams also initiated discussions with another potential purchaser, that party expressed no interest in acquiring the Company.

   On July 30, 1998, a representative of Bidder A met with management at the Company's executive offices to discuss a possible transaction. Four representatives of Bidder A again visited the Company's executive offices on August 27, 1998. As a result of that meeting, Bidder A verbally indicated that it might be interested in acquiring the Company and suggested a valuation in the range of $11.00 or $12.00 per share. Bidder A also indicated that it desired to proceed on an exclusive basis.

   Mr. Sorenson of Marriott visited the Company's executive offices on August 13, 1998. At that meeting, Mr. Sorenson informed the Company that Marriott had been considering an entry into the interim housing business for some time, believing that such an operation would complement Marriott's other lodging operations. As a result of that meeting, after the Company and Marriott had entered into a confidentiality agreement, Company management made a presentation at Marriott's executive offices on September 2, 1998. On September 22, 1998, Mr. Sorenson orally indicated that Marriott might be interested in acquiring the Shares and suggested a price of $12.00 per share in cash or $11.00 per share in a transaction involving an exchange for Marriott Shares. Mr. Sorenson also indicated that, if the Company were interested in pursuing a transaction, Marriott desired to proceed on an exclusive basis. On September 28, 1998, Mr. Abrahams informed Mr. Sorenson by telephone that the Company was interested in continuing to negotiate with Marriott, but was unwilling at that time to do so on an exclusive basis. Mr. Abrahams further informed Mr. Sorenson that the Company intended to engage A.G. Edwards to assist in the process.

   Although Mr. Abrahams had telephone conversations with representatives of Bidder B in August and September 1998, Bidder B declined to perform any due diligence on the Company, but orally indicated on September 17, 1998 that it might be interested in acquiring the Company in a stock-for-stock exchange that would value the Shares at approximately $10.00 per share. On September 23, Mr. Abrahams informed Bidder B that the Company had received other informal offers in the range of $12.00 per share and invited Bidder B to improve its offer. On September 29, Bidder B telephoned Mr. Abrahams to indicate that it might be willing to acquire the Company in an exchange that would value the Company in the range of $10.25 to $10.50 per share.

   On September 29, 1998, the Company engaged A.G. Edwards to assist in the negotiation process and to prepare a fairness opinion for the Board. In October 1998 A.G. Edwards conducted a due diligence investigation of the Company and also assisted the Company in the preparation of a detailed financial model that was delivered to each of Marriott, Bidder A and Bidder B. During August, September and October, the price of the Shares continued to decline, reaching its low of $7.00 per share on October 16, 1998.

   In November 1998, Marriott commenced a preliminary financial and legal due diligence investigation of the Company. Although Bidder A did not conduct any legal due diligence during this time, it did perform a financial analysis of the Company.

   On November 25, 1998, A.G. Edwards sent a letter to Marriott, Bidder A and Bidder B requesting each of them to submit a written proposal by December 7. Marriott and Bidder A each submitted a written proposal (described below) by such date. Bidder B did not submit a proposal, and management asked A.G. Edwards to contact Bidder B to determine if Bidder B intended to make an offer. Several days after the December 7, deadline, Bidder B informed A.G. Edwards that it might consider an acquisition of the Company in a stock for stock exchange that valued the Company in the range of $10.00 to $11.00 per share. A.G. Edwards told Bidder B that its offer was not competitive and invited Bidder B to improve its proposal, but Bidder B indicated it was unwilling to do so.

   The proposals submitted by Marriott and Bidder A are summarized below.

   Marriott's initial proposal (i) offered to purchase publicly held Shares for $13.50 per share in cash and (2) offered to acquire Shares held by Gary Abrahams, Marc Kaplan, Robert Zaugg and Benny Anderson for the equivalent of $12.00 per share to be paid in shares of Marriott Shares. The exchange ratio for the four major stockholders was to be based on the average closing price for Marriott Shares for the ten trading days prior to the commencement of the tender offer for the publicly held Shares. The proposal indicated that Marriott was willing to structure the exchange with management in a manner that would qualify as a tax-free reorganization. The proposal included a three-year restriction on the ability of each of the four major stockholders to sell the Marriott stock to be issued to them in the proposed transaction. The proposal also was conditioned on certain unspecified key employees signing three-year employment agreements with Marriott that would include unspecified incentive compensation based on the future performance of the Company as well as reasonable agreements not to compete.

   The letter submitted by Bidder A included two alternative proposals, either of which could be selected by the Company. Under one alternative, each public stockholder would have had a choice of receiving either (i) $14.00 per share in cash for all Shares held by such stockholder or (ii) one share of a new series of preferred stock (the "Earnout Preferred") of the surviving company for each Share for up to 75% of the Shares held by such stockholder and a cash payment of $14.00 per share for the Shares not exchanged for the Earnout Preferred. Under the other alternative, each public stockholder would simply be offered $14.00 per share in cash. Under either alternative, the Company's senior management would be required to enter into employment agreements and to exchange 75% of their Shares for the Earnout Preferred. The Earnout Preferred shares issued to senior management would be nontransferable. As soon as practicable after December 31, 2000, the surviving company would be required to redeem all of the shares of the Earnout Preferred, and the holders of such stock would be required to sell such shares to the surviving company, at a price per share equal to 11.88 times the amount by which (x) the surviving company's earnings per share before interest, taxes, depreciation and amortization for the year 2000 exceeded (y) $1.43. The exchange, as proposed by Bidder A, would not qualify as a tax-free reorganization. It was also unclear whether there would be any public market, or practical liquidity, prior to the year 2001 for the Earnout Preferred shares issued to public stockholders of the Company if they elected to receive such shares. Bidder A's offer was contingent on Bidder A arranging financing for the cash payments. There was no such condition in the Marriott offer. Both offers were conditioned on completion of due diligence and execution of definitive agreements with usual and customary provisions and conditions.

   After receipt on December 7, 1998 of these written proposals from Marriott and Bidder A, management asked A.G. Edwards to contact the bidders to clarify certain terms contained in their respective proposals and to probe for areas that each bidder might be willing to improve. During these discussions, A.G. Edwards told Marriott, among other things, that Marriott needed to improve the Company's valuation levels. Marriott said it would consider improving its offer and would respond promptly. On December 10, 1998, Marriott submitted a revised written proposal that increased the price per share and otherwise contained the terms that, in all material respects, became the terms of the Merger Agreement.

   Subsequent to the receipt of the December 7 proposal from Bidder A, representatives of A.G. Edwards informed Bidder A that management was unwilling to accept a proposal that required them to receive 75% of their sales price in Earnout Preferred stock. Bidder A declined to modify its proposal, and instead asked that the Company make a counter proposal.

   On Thursday, December 10, 1998, a representative of A.G. Edwards made a presentation regarding the bids to the Board.

   On Friday, December 11, 1998, Marriott sent a letter to A.G. Edwards outlining the proposed terms of employment agreements to be entered into with Messrs. Abrahams, Kaplan and Zaugg. For a description of the terms of these employment agreements, see "THE TENDER OFFER--12. Purpose of the Offer; The Merger Agreement; The Stockholder Agreements--Interests of Certain Persons in the Merger.'

   On the afternoon of December 11, 1998, the Board held a telephonic meeting to consider the proposals. Representatives of A.G. Edwards and Dorsey & Whitney LLP, counsel to the Company, also participated in the meeting. Marc Kaplan, a director, was unavailable. Another director, David Santee, initially was not included in the meeting because of potential conflicts stemming from his status as an employee of Bidder B. While the meeting was in progress, a representative of A.G. Edwards contacted Bidder B to solicit an enhanced offer or to confirm that Bidder B was still unwilling to improve its offer. Bidder B declined to improve its offer and indicated that it was no longer interested in pursuing an acquisition of the Company. The Board then determined that Mr. Santee's employment relationship with Bidder B would no longer pose a conflict, and Mr. Santee was immediately invited to join the Board meeting by telephone. Upon joining the meeting, Mr. Santee was briefed on the status of the proposals and he participated in the deliberations during the remainder of the telephonic meeting.

   At the meeting, representatives of A.G. Edwards indicated, based on discussions with Marriott and the significant due diligence that Marriott had already performed, that Marriott was willing to proceed quickly to complete due diligence and negotiate definitive agreements. After lengthy discussion and consideration of the proposals from Marriott and Bidder A, the Board decided to seek improved offers from each of them. The Board instructed A.G. Edwards to propose to Marriott that it further increase its offer. The Board also instructed A.G. Edwards to propose to Bidder A that it increase the amount of its offer and that it eliminate or substantially reduce the requirement that the major stockholders receive 75% of their consideration in Earnout Preferred.

   On Saturday, December 12, 1998, Bidder A made an overall value enhancement to its previous offer, but did not correct certain structural issues fundamental to its proposal.

   On Sunday, December 13, 1998, the Board held another telephonic meeting. All five directors participated as well as representatives from A.G. Edwards and a representative of Dorsey & Whitney LLP. At that meeting, A.G. Edwards reported that, as a result of its further discussions, Bidder A had orally increased its offer to $15.00 per share, which amount would be payable in cash to the public stockholders. However, under Bidder A's revised proposal, senior management would still be required to receive one-half to two-thirds of their consideration in Earnout Preferred. The three directors who are executive officers again expressed their unwillingness to take such a significant percentage of their consideration in Earnout Preferred, and indicated that they would only consider an offer from Bidder A if all or substantially all of the price was paid to them in cash. The Board instructed A.G. Edwards to inform Bidder A that its offer would only be considered if all or substantially all of the purchase price for management were payable in cash, and to solicit an offer from Bidder A on that basis.

   On Monday, December 14, 1998, the Board held another telephonic meeting. All five directors participated as well as representatives of A.G. Edwards and a representative of Dorsey & Whitney LLP. At that meeting, A.G. Edwards reported that Bidder A had declined to modify its latest offer. A.G. Edwards further reported that Marriott had declined to increase the purchase price that it had proposed in its latest offer. Mr. Abrahams confirmed that in a separate discussion with Mr. Sorenson of Marriott, Mr. Sorenson had declined to increase the offer price. Marriott had also indicated to A.G. Edwards that, if its proposal was acceptable, it wanted to proceed on an exclusive basis with the negotiation and preparation of definitive documents. After further discussion and deliberation, the Board unanimously agreed to accept the Marriott bid and authorized management to proceed to negotiate with Marriott on an exclusive basis and prepare definitive agreements. The last reported trade of the Shares on December 14 was $12.00, and the last reported trade for Marriott Shares on that date was $28.50.

   On Friday, December 18, 1998, the Company and Marriott entered into an exclusivity agreement with the objective of entering into a definitive acquisition agreement.

   On Monday, December 21, 1998, counsel for the Company as well as a representative of A.G. Edwards met with representatives of Marriott and its legal counsel at the offices of Gibson, Dunn & Crutcher LLP in Washington, D.C. for the purpose of preparing definitive documents. At that meeting, the parties agreed that, for purposes of calculating the exchange ratio, the Marriott Shares would be valued using the average of the closing prices as reported on the New York Stock Exchange Composite Transactions reporting system for the ten full business days prior to the date on which the Merger Agreement would be signed. The last reported trade of the Shares on December 21, 1998 was $12.00, and the last reported trade for Marriott Shares on that date was $27.00.

   On Thursday, December 31, 1998, copies of definitive agreements in substantially final form were distributed to each member of the Board. On Sunday, January 3, 1999, a representative of Dorsey & Whitney

LLP and a representative from A.G. Edwards had a telephone conference with David Santee and Stuart Siegel, the Company's two independent directors, to discuss the terms of the tender offer and merger as well as other matters related to the transaction. During that discussion, the A.G. Edwards representative stated that none of the bidders, other than Marriott, had been in contact with him since the Board's December 14 decision to proceed with a transaction with Marriott.

   The definitive Merger Agreement was approved by the Board at a special meeting held on January 5, 1999, and was signed by the Company and Marriott on the morning of January 6, 1999. The Company and Marriott immediately issued press releases announcing the Merger Agreement before the stock market opened on January 6, 1999. The last reported trade of the Company's stock on January 5, 1999 was $13.56, and the last reported trade for Marriott Shares on that date was $30.94.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE STOCKHOLDER AGREEMENTS

 Purpose and Structure

   The purpose of the Offer is for Marriott to acquire the entire equity interest in the Company not held by the Non-Tendering Stockholders. The purpose of the Merger is for Marriott to acquire all of the equity interest in the Company not acquired pursuant to the Offer. Upon consummation of the Merger, the Company will merge into Purchaser, a direct, wholly owned subsidiary of Marriott. The acquisition of equity in the Company has been structured as a cash tender offer followed by a merger in order to provide (a) a prompt transfer of ownership of the equity interest in the Company held by the Company's public stockholders from them to Marriott and to provide them with cash for all of their Shares, and (b) for the issuance of the Marriott Shares to the Non-Tendering Stockholders in return for the Shares subject to the Stockholder Agreements. Immediately before consummation of the Merger, the Company will provide for the issuance to the Non-Tendering Stockholders of the Preferred Shares. Pursuant to the Stockholder Agreements, the Non-Tendering Stockholders have agreed not to tender their Shares in the Offer (although Marriott may consent to their doing so) and to vote their Shares in favor of the Merger. In the Merger (i)(a) each outstanding Preferred Share held by the Senior Executives will be converted into the right to receive Marriott Shares at the equivalent of $13.00 per Preferred Share and (b) each remaining outstanding Preferred Share (which will be held by an executive officer and certain stockholders of the Company) will be converted into the right to receive Marriott Shares at the equivalent of $14.00 per Preferred Share, and
(ii) each outstanding Share (except for Shares owned by Marriott, Purchaser or any subsidiary of Marriott, Purchaser or the Company) will be converted into the right to receive the Offer Price, net to the holder in cash, without interest. The Marriott Shares to be issued in connection with the Merger will be "restricted securities" subject to restrictions on transfer under securities laws and pursuant to the Stockholder Agreements.

   Under the MGCL, the approval of the Board and, under certain circumstances, the affirmative vote of the holders of two-thirds of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. If Purchaser acquires at least 2,000,000 Shares in the Offer, Purchaser and the Non-Tendering Stockholders together will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder of the Company. If Purchaser acquires at least 3,302,924 of the Shares tendered in the Offer, then Purchaser, after issuance of the non-voting Preferred Shares to the Non-Tendering Stockholders, will hold at least 90% of the voting equity of the Company, Purchaser and the Company will be able to merge using the "short-form" procedures of the MGCL, and the Company will not be obligated to hold a stockholders' meeting to approve the Merger Agreement and the Merger.

   In the Merger Agreement, the Company has agreed to take all action necessary to convene a special meeting of its stockholders as promptly as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required under the MGCL.

 The Merger Agreement

   The following summary of certain provisions of the Merger Agreement is presented only as a summary and is qualified in its entirety by reference to the Merger Agreement, a copy of which is included as an exhibit to the Schedule 14D-1.

   The Offer. The Merger Agreement provides for the making of the Offer by Purchaser. Marriott has agreed to guarantee the performance by Purchaser of its obligations under the Merger Agreement. Purchaser's obligation to accept for payment or pay for Shares is subject to the satisfaction of the conditions that are described in "THE TENDER OFFER--15. Certain Conditions of the Offer." Pursuant to the Merger Agreement, Purchaser expressly reserves the right to waive any of the conditions to the Offer, to the extent permitted by applicable law, and to make any change in the terms or conditions of the Offer; provided, however, that, without the written consent of the Company, Purchaser may not decrease the Offer Price, change the form of consideration payable, impose conditions to the Offer in addition to those set forth in Article 7 of the Merger Agreement or broaden the scope of such conditions. Notwithstanding the foregoing, Purchaser may (i) terminate the Offer at any time on or after March 1, 1999, or (ii) decline to accept for payment or pay for tendered Shares (subject to Purchaser's legal obligations under the Exchange Act), delay the acceptance for payment, or payment for, tendered Shares (subject to the same proviso), and may amend the Offer, including extending the deadline of or terminating the Offer, if any of the events described in Section 15 hereof occurs.

   The Board. The Merger Agreement provides that promptly after the close of the Offer and the purchase of Shares pursuant thereto, Purchaser will be entitled to designate a majority of the Board. The Company will, upon request from Purchaser, use its best efforts to either increase the size of the Board (subject to the provisions of Article Eleventh of the Company's charter) or secure the resignation of such number of directors as is necessary to enable Purchaser's designees to be elected to the Board and to cause such designees to be so elected and to constitute at all times after the Tender Offer Purchase Time (as defined below) a majority of the Board. Notwithstanding the foregoing, the Company shall use its best efforts to ensure that Gary R. Abrahams, Marc B. Kaplan and Robert W. Zaugg remain members of the Board until the Effective Time of the Merger. The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to enable Purchaser's designees to be elected to the Board. Purchaser will supply the Company any information with respect to its nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

   Following the appointment of Purchaser's designees to the Board and prior to the Effective Time of the Merger, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Marriott or Purchaser or waiver of the Company's rights under the Merger Agreement will require the concurrence of a majority of the directors who were directors of the Company before the appointment of Purchaser's designees.

   Issuance of Class A and Class B Preferred Stock. Among the transactions contemplated by the Merger Agreement, the Company intends to provide for the Preferred Stock Issuance (as defined below), wherein (a) shares of class A preferred stock, par value $.01 per share, of the Company (the "Class A Preferred Stock") will be issued on a share-for-share basis in exchange for the Shares owned by the three Senior Executives; and (b) shares of class B preferred stock, par value $.01 per share, of the Company (the "Class B Preferred Stock") will be issued on a share-for-share basis in exchange for the Shares owned by two employees and certain other stockholders of the Company (the foregoing, collectively, the "Preferred Stock Issuance"). The Class A Preferred Stock and the Class B Preferred Stock will have no voting rights, but in all other respects will have the same rights to dividends, distributions and other economic benefits (other than a liquidation preference as to par value) as the Shares. Following the Preferred Stock Issuance, except as to the Shares so exchanged for the shares of Class A Preferred Stock and Class B Preferred Stock, all the Shares of the Company will remain issued and outstanding. Shares of the Class A Preferred Stock and the Class B Preferred Stock (i) are expected to be issued if all the conditions to completion of the Merger have been satisfied, (ii) are not expected to be certificated, (iii) are not expected to be registered under the Exchange Act or listed on any securities exchange or over-the-counter quotations system and (iv) are expected to be subject to significant restrictions on transfer.

   The timing of the Preferred Stock Issuance will depend on whether, following consummation of the purchase by Purchaser of Shares after the close of, and pursuant to, the Offer (the time of such purchase is referred to herein as the "Tender Offer Purchase Time"), Purchaser owns a number of Shares that, not including the Shares owned by the Non-Tendering Stockholders, equals more than 90% of the outstanding Shares (the foregoing quantity is referred to herein as the "Threshold Quantity").

   If Purchaser does obtain the Threshold Quantity, then shortly after the Tender Offer Purchase Time the Company is obligated to effect the Preferred Stock Issuance. In that case, Purchaser, after giving effect to the Preferred Stock Issuance, would own more than 90% of the outstanding voting stock of the Company, and would therefore be eligible to effect the Merger without a stockholders' meeting in accordance with the short-form merger provisions of Maryland law. Maryland law requires a 30-day notice to minority stockholders of a short-form merger. Accordingly, the Merger would take place approximately one month after the Tender Offer Purchase Time.

   On the other hand, if Purchaser does not obtain the Threshold Quantity, then as soon as possible following the Tender Offer Purchase Time the Company will mail to its stockholders an information statement, conforming to the requirements of Schedule 14C under the Exchange Act, regarding a special meeting of the Company's stockholders to be held to consider approval of the Merger. (Proxies are not expected to be solicited because, to the extent the Minimum Condition is fulfilled, the Purchaser, together with the Non-Tendering Stockholders, will control sufficient voting power to approve the Merger.) Because of timing requirements under federal and Maryland law, the special meeting of stockholders will not take place until a number of weeks following the Tender Offer Purchase Time. If the Merger is approved at the special meeting, then promptly thereafter, the Company will effect the Preferred Stock Issuance, and shortly thereafter consummate the Merger.

   The Merger. As soon as practicable after the satisfaction or waiver of the conditions to the Merger, the Company will be merged with and into the Purchaser, as a result of which the separate corporate existence of the Company will cease and Purchaser will continue as the "Surviving Corporation." The Effective Time will occur at (i) the date and time that Articles of Merger and a Certificate of Merger, in such forms as are required by, and executed in accordance with, the relevant provisions of Maryland Law and Delaware Law, respectively (the "Certificates of Merger"), are duly accepted for record (x) by the State Department of Assessments and Taxation of Maryland pursuant to the MGCL and (y) by the Secretary of State of the State of Delaware for filing pursuant to the Delaware General Corporation Law; or (ii) such later time as Purchaser and the Company may agree upon and set forth in the Certificates of Merger (but not to exceed 30 days after the Certificates of Merger are accepted). The Surviving Corporation shall continue its corporate existence under the laws of the State of Delaware. In the Merger, (A) each outstanding Share (other than (i) Shares held by Marriott, Purchaser or any other subsidiary of Marriott or held by any subsidiary of the Company, all of which Shares will be canceled and retired without any payment with respect thereto, and, if dissenters' rights are available to Stockholders, Shares with respect to which a holder properly exercises such holder's dissenters' rights under the
MGCL) will be converted into the right to receive the Offer Price, without interest thereon (the "Cash Merger Consideration"), (B) each outstanding share of Class A Preferred Stock will be converted into Marriott Shares at an exchange ratio of 0.4484 per share, based on $13.00 divided by $28.99375, which is the average of the closing trading prices of Marriott Shares during the ten full trading days prior to the date of the Merger Agreement, and (C) each outstanding share of Class B Preferred Stock will be converted into Marriott Shares at an exchange ratio of 0.4829 per share, based on $14.00 divided by $28.99375, which is the average of the closing trading prices of Marriott Shares during the ten full trading days prior to the date of the Merger Agreement. The Marriott Shares to be issued in the Merger will be restricted stock, the transfer of which will be subject to restrictions under federal and Delaware law, and to the provisions of the Stockholder Agreements. For more information on the Marriott Shares to be issued in connection with the Merger, and the restrictions on transfer thereof, see the description of "Stockholder Agreements" in this Section. The Certificate of Incorporation of Purchaser in effect at the Effective Time will be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law. The Bylaws of Purchaser in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law. The directors of Purchaser at the Effective Time will be the initial directors of the Surviving Corporation until their successors are duly elected and qualified, and the officers of the Company at the Effective Time will be the initial officers of the Surviving Corporation until replaced in accordance with the Bylaws of the Surviving Corporation.

   Stockholders' Meeting. A special meeting of stockholders of the Company will be held to consider approval of the Merger if the Purchaser does not obtain the Threshold Quantity at the Tender Offer Purchase Time. If the Threshold Quantity is not obtained, the Merger Agreement provides that the Company, acting through the Board, will call a special meeting of its stockholders to be held as promptly as practicable after the Tender Offer Purchase Time. As a result of certain timing requirements under federal and Maryland law, the special meeting of stockholders would not take place until a number of weeks following the Tender Offer Purchase Time. Under the Stockholder Agreements, the Non-Tendering Stockholders have agreed to vote all Shares owned by them in favor of the Merger. To the extent that the Minimum Condition is fulfilled, the Purchaser, together with the Non-Tendering Stockholders, will control sufficient voting power to approve the Merger; accordingly, proxies are not expected to be solicited. If the Merger is approved at the special meeting, then promptly thereafter the Company will effect the Preferred Stock Issuance, and shortly thereafter will consummate the Merger.

   If the Purchaser does obtain the Threshold Quantity, the Company will avail itself of the short-form merger provisions of Maryland law, and the Merger will be effected as soon as possible under the MGCL, which is expected to be approximately one month after the Tender Offer Purchase Time, without a special meeting of the Company's stockholders.

   Representations and Warranties. The Merger Agreement contains certain customary representations and warranties of the parties thereto. These include representations and warranties of the Company with respect to corporate existence and power, capitalization, subsidiaries, corporate authorization relative to the Merger Agreement, governmental consents and approvals, Commission reports, financial statements, documents relating to the Offer and the Merger, and other matters. Marriott and Purchaser have also made certain representations and warranties with respect to corporate existence and power, corporate authorization relative to the Merger Agreement, governmental consents and approvals, documents relating to the Offer and the Merger, the availability of funds to finance the Offer and the Merger, Commission reports and other matters.

   Conduct of Business Pending the Merger. The Company has agreed that, prior to the consummation of the Merger, unless Marriott shall otherwise agree in writing, or as otherwise contemplated in the Merger Agreement, each of the Company and each of its subsidiaries will (i) conduct its business and operations only in the ordinary course of business consistent with past practice; (ii) use reasonable efforts to preserve intact the business organization, goodwill, rights, licenses, permits and franchises of the Company and its subsidiaries and maintain its existing relationships with customers, suppliers and other persons having business dealings with them; (iii) use reasonable efforts to keep in full force and effect adequate insurance coverage and maintain and keep its properties and assets in good repair, working order and condition, normal wear and tear excepted; (iv) not amend or modify its respective charter or certificate of incorporation, by-laws, partnership agreement or other charter or organization documents; (v) except for the Preferred Stock Issuance, not authorize for issuance, issue, sell, grant, deliver, pledge or encumber or agree or commit to issue, sell, grant, deliver, pledge or encumber any shares of any class or series of capital stock of the Company or any of its subsidiaries or any other equity or voting security or equity or voting interest in the Company or any of its subsidiaries, any securities convertible into or exercisable or exchangeable for any such shares, securities or interests, or any options, warrants, calls, commitments, subscriptions or rights to purchase or acquire any such shares, securities or interests (other than issuances of Shares upon exercise of stock options granted prior to the date of the Merger Agreement to directors, officers, employees and consultants of the Company in accordance with the Company option plan as currently in effect); (vi) not (a) split, combine or reclassify any shares of its stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its stock, (b) in solely the case of the Company, declare, set aside or pay any dividends on, or make other distributions in respect of, any of the Company's stock, or (c) except as required in connection with the Preferred Stock Issuance, repurchase, redeem or otherwise acquire, or agree or commit to repurchase, redeem or otherwise acquire, any shares of stock or other equity or debt securities or equity interests of the Company or any of its subsidiaries; (vii) not amend or otherwise modify the terms of any stock options or the Company option plan, the effect of which shall be to make such terms more favorable to the holders thereof or persons eligible for participation therein; (viii) other than regularly scheduled seniority increases in the ordinary course of business consistent with past practice, not increase the compensation payable or to become payable to any directors, officers or employees of the Company or any of its subsidiaries, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director or officer of the Company or any of its subsidiaries, or establish, adopt, enter into or amend in any material respect or take action to accelerate any material rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of the Company of any of its subsidiaries; (ix) not acquire or agree to acquire (including, without limitation, by merger, consolidation, or acquisition of stock, equity securities or interests, or assets) any corporation, partnership, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets of any other person outside the ordinary course of business consistent with past practice or any interest in any real properties (whether or not in the ordinary course of business); (x) not incur, assume or guarantee any indebtedness for borrowed money (including draw-downs on letters or lines of credit) or issue or sell any notes, bonds, debentures, debt instruments, evidences of indebtedness or other debt securities of the Company or any of its subsidiaries or any options, warrants or rights to purchase or acquire any of the same, except for (a) renewals of existing bonds and letters of credit in the ordinary course of business not to exceed $100,000 in the aggregate; and
(b) advances, loans or other indebtedness in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $100,000;
(xi) not sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any material properties or assets of the Company or any of its subsidiaries; (xii) not authorize or make any capital expenditures (including by lease) in excess of $100,000 in the aggregate for the Company and all of its subsidiaries; (xiii) not make any material change in any of its accounting or financial reporting (including tax accounting and reporting) methods, principles or practices, except as may be required by generally accepted accounting principles; (xiv) not make any material tax election or settle or compromise any material United States or foreign tax liability; (xv) except in the ordinary course of business consistent with past practice, not amend, modify or terminate certain specified contracts or waive, release or assign any material rights or claims thereunder;
(xvi) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries; (xvii) not take any action that would, or would be reasonably likely to, result in any of the representations and warranties set forth in the Merger Agreement not being true and correct in any material respect or (except with respect to certain conduct toward other potential acquirers, as permitted under the Merger Agreement) any of the conditions to the Offer set forth in Article 7 of the Merger Agreement or any of the conditions to the Merger set forth in Article 8 of the Merger Agreement not being satisfied; and (xviii) except as to clauses (i), (ii) and (iii) of this paragraph, not agree or commit in writing or otherwise to do any of the foregoing.

   Indemnification of Directors and Officers. The Merger Agreement provides that, from the Effective Time through the third anniversary thereof, the Surviving Corporation shall cause its Certificate of Incorporation and Bylaws to continue to provide indemnification provisions for the benefit of persons who have served as directors or officers of the Company prior to the Effective Time comparable to such provisions as are currently contained in the Company's charter and bylaws. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and the Surviving Corporation is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its assets, then, in each case, proper provision shall be made for the continuing or surviving entity of such consolidation or merger to assume these indemnification obligations. In addition, the Surviving Corporation, or

Marriott or one of Marriott's other subsidiaries, shall obtain and maintain in effect for not less than three years after the Effective Time, insurance or self-insurance coverage substantially equivalent to the Company's current directors' and officers' liability insurance policies, with no lapse in coverage and on similar terms and conditions with respect to all matters, including the Offer and the Merger, occurring prior to, and including, the Effective Time.

   Conditions to the Merger. The obligation of each of the Company, Marriott and Purchaser to consummate the Merger is subject to the satisfaction or waiver of each of the following conditions: (i) the Merger Agreement, the Preferred Stock Issuance, the Merger and the other transactions contemplated by the Merger Agreement shall have been approved by all necessary corporate action of the Company, including, if necessary, adoption by the requisite vote of the stockholders of the Company; (ii) no court or tribunal, or administrative, governmental or regulatory body, agency or authority shall have enacted, issued, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (x) makes the issuance of the Marriott Shares in exchange for the Class A Preferred Stock or the issuance of the Marriott Shares in exchange for the Class B Preferred Stock or the payment of the Cash Merger Consideration illegal or otherwise prohibits or restricts consummation of the Merger or any of the other applicable transactions contemplated by the Merger Agreement, (y) imposes material limitations on the ability of Marriott to acquire or hold or to exercise any rights of ownership of the Surviving Corporation, or effectively to manage or control the Surviving Corporation and its business, assets and properties or
(z) has a material adverse effect on the Company; (iii) any waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), shall have terminated or expired and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated by the Merger Agreement shall have been either filed or received; (iv) Purchaser shall have purchased Shares pursuant to the Offer and (v) the Merger Agreement and each of the Stockholder Agreements shall remain in effect and no Non-Tendering Stockholder shall have defaulted under any of the provisions of the applicable Stockholder Agreement.

   Other Potential Acquirers. Pursuant to the Merger Agreement, the Company has agreed not to encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any person in connection with any proposal for an acquisition of the Company by any party other than Marriott, Purchaser or their affiliates (a "Third Party Acquisition"). After the Tender Offer Purchase Time, the Company will not consider any potential Third Party Acquisition for any reason. On the other hand, prior to the Tender Offer Purchase Time, if the Company receives an unsolicited bona fide proposal (or an unsolicited proposal, offer or indication that the Company in good faith believes may lead to such a proposal) to acquire (directly or indirectly, for consideration consisting of cash and/or securities) more than 50% of the Shares then outstanding or all or substantially all of the assets of the Company and otherwise on terms which the Board by a majority vote determines in its good faith judgment to be more favorable to the Company's stockholders than the Merger and the Offer (a "Superior Proposal"), following written notice to Marriott and Purchaser, the Company may provide the person making the Superior Proposal with the same non-public information that the Company supplied to Marriott. The Company has agreed to promptly notify Marriott, before furnishing such non-public information, in the event it receives any proposal or inquiry regarding a Third Party Acquisition, including the terms and conditions of the proposal therefor and the identity of the party submitting such proposal, and to advise Marriott from time to time of the status of any material developments concerning the same. The Company may only accept a proposal regarding a Third Party Acquisition if (i) the Board determines in its good faith judgment that it is required to do so in order to comply with its fiduciary duties, (ii) the Company has provided reasonable written notice to Marriott specifying the material terms and conditions of such proposed Third Party Acquisition and identifying the person making such proposal, (iii) Marriott has not, within three business days of receiving such notice, made an offer which a majority of the Board determines in its good faith judgment is as favorable to the Company's stockholders as such proposal, (iv) either the Company has made a liquidated damages payment to Marriott of $4 million (the "Break-Up Fee") or Purchaser has exercised its Options (defined below) and (v) the Merger Agreement has been terminated by its terms.

   Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after stockholder approval and adoption thereof (if necessary), by the mutual written consent of Marriott, Purchaser and the Company. In addition, the Merger Agreement may be terminated by Marriott or Purchaser, if either Marriott or Purchaser (i) terminates the Offer due to an occurrence or circumstance resulting in a failure to satisfy the conditions to the Offer (see "THE TENDER OFFER--15. Certain Conditions to the Offer"), or (ii) declines to complete the Merger due to an occurrence or circumstance resulting in a failure to satisfy the conditions to the Merger (see above). Marriott or Purchaser may also terminate the Merger Agreement if the Company breaches any obligation under the Merger Agreement (and fails to cure the breach within ten full business days) and the breach causes a material adverse effect on the Company or the completion of the Merger, or causes a material delay in that completion. The Company has the right to terminate the Merger Agreement only before the Tender Offer Purchase Time, if: (i) without any breach on the Company's part, Marriott or Purchaser terminates the Offer without purchasing any Shares; (ii) the Company receives a Superior Proposal, Marriott fails within three business days to match that Superior Proposal, and either the Company pays Marriott the Break-Up Fee or Purchaser exercises its Options; (iii) Marriott or Purchaser makes a material breach of its representations and warranties in the Merger Agreement, and that breach causes a material adverse effect on the purchase of Shares pursuant to the Offer, or causes a material delay in that purchase; or (iv) Marriott or Purchaser breaches a covenant or other agreement in the Merger Agreement (and fails to cure the breach by the earlier of (x) ten days from the breach or (y) two business days prior to the Expiration Date), and that breach causes a material adverse effect on completion of the Offer or causes a material delay in that completion. In the event that Marriott or Purchaser terminates the Offer due to a proposed Third Party Acquisition, and there is either (i) a breach by the Company of the obligations imposed by the Merger Agreement on the Company's conduct vis-a-vis the third-party bidder or (ii) acceptance by the Company of a Superior Proposal, then either the Company must pay the Break-Up Fee or the Purchaser may exercise its Options. Other than the two circumstances listed above in which the Break-Up Fee may be payable (in the alternative to Purchaser's exercise of its Options), the Merger Agreement makes no provision for liquidated damage payments in the event of termination.

   Amendment and Waiver. The Merger Agreement can only be amended by a written agreement executed by the parties.

   Expenses. Except as described in the following sentence, each party will bear its own expenses in connection with the Offer and the Merger. Upon termination of the Merger Agreement under certain circumstances, the Company has agreed to pay Marriott the Break-Up Fee to reimburse Marriott for its costs and expenses in connection with the Offer and the Merger.

 Interests of Certain Persons in the Merger

   Except as described below, each outstanding stock option (a "stock option") granted under the Company's 1997 Incentive and Stock Option Plan (the "Company Option Plan") will vest in full and Purchaser shall pay to the holder of each stock option an amount equal to the excess, if any, of the Offer Price over the exercise price per Share of such stock option (less the amount of any federal, state or local taxes required to be withheld) multiplied by the number of Shares subject to such stock option. If and to the extent required by the terms of the Company Option Plan or the terms of any stock option granted thereunder, the Company shall cooperate with Purchaser to obtain the consent of each holder of the stock options, including by causing the Compensation Committee of the Board to interpret the Company Option Plan, to the extent possible, so as to effectuate the vesting and payment of the stock options.

   The three Senior Executives of the Company have agreed to enter into employment agreements following the Merger for a term of three years. These officers will have annual base salaries of $175,000, bonuses of from 25 to 40 percent of base salary depending on performance, and stock option and deferred stock grants in accordance with Marriott's usual policies for executives of their level. In addition, each of these officers will receive a special grant of an option to acquire 50,000 shares of Marriott stock which will vest over seven years only if specified performance goals are attained but in any event will vest on the eighth anniversary of the date of grant. Also, the three Senior Executives will be entitled to receive supplemental cash bonuses during the first three years of up to $150,000 per year if the performance goals are exceeded by specified amounts.

 Rights of Stockholders in the Merger

   It is the intention of the Company, Marriott and the Purchaser that no dissenters' rights will be available to stockholders following the Merger. Under Maryland law, if the record date for a special meeting of stockholders held to consider approval of the Merger or for the notice required to be sent to minority stockholders if the Company effects a short-form merger (the foregoing, collectively, the "Record Date"), falls on a date when the Shares are listed on the Nasdaq Stock Market, then no dissenters' rights will be available following the Merger. The Company has agreed that, if possible, it will set the Record Date so as to preclude the availability of dissenters' rights.

   If, contrary to the parties' intentions, dissenters' rights are available in connection with the Merger pursuant to Title 3, Subtitle 2 of the MGCL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Title 3, Subtitle 2 of the MGCL (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Cash Merger Consideration, but instead shall be converted into the right to receive such consideration as may be determined to be due to such stockholders pursuant to Title 3, Subtitle 2 of the MGCL, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the MGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive, as of the Effective Time, the Cash Merger Consideration without any interest thereon. The Company shall give Marriott (i) prompt notice of any written demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Marriott, voluntarily make any payment with respect to, or settle or offer to settle, any such demands.

   THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF TITLE 3, SUBTITLE 2, INCLUDED HEREWITH IN ANNEX A. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE MGCL.

 Stockholder Agreements

   The following summary of the material terms of the Stockholder Agreements is qualified in its entirety by reference to the copies of the Stockholder Agreements filed as Exhibits to the Schedule 14D-1 and incorporated herein by reference.

   Grant of Options. In connection with the execution of the Merger Agreement, the three Senior Executives and two other employees of the Company (the "Option Grantors"), who beneficially own Shares of the Company (the "Option Shares"), entered into Stockholder Agreements with Marriott and Purchaser pursuant to which each Option Grantor has granted to Purchaser an irrevocable option (each, an "Option") to purchase all Shares held of record by such Option Grantor. After the Tender Offer Purchase Time, Purchaser may exercise the Options, in whole or in part, at any time and from time to time, following the occurrence of any of the following (each, a "Purchase Event"): (i) beneficial ownership of more than 20% of the outstanding capital stock of the Company (or rights to acquire such capital stock of the Company) shall have been acquired by any person or "group" other than Purchaser, any affiliate of Purchaser or one or more of the Option Grantors; (ii) the Company shall have entered into a definitive agreement or approved or recommended any proposal which provides for the acquisition of 20% or more of the outstanding capital stock of the Company or substantially all of the assets of the Company by any person or group other than Purchaser, an affiliate of Purchaser or one or more of the Option Grantors; (iii)(A) the failure of the Company's stockholders to approve the Merger Agreement or the transactions contemplated by the Merger Agreement at a meeting called to consider such Merger Agreement, if such meeting shall have been preceded by (x) the public announcement by any person or group (other than Purchaser or an affiliate of Purchaser) of an offer or proposal to acquire, merge or consolidate with the Company, or (y) the Board publicly withdrawing or modifying, or publicly announcing its intent to withdraw or modify, its recommendation that the stockholders of the Company approve the transactions contemplated by the Merger Agreement, as prohibited by
Section 5.4(b) of the Merger Agreement; or (B) the acceptance by the Board of, or the public recommendation by the Board that the stockholders of the Company accept, an offer or proposal from any person or group (other than Purchaser or an affiliate of Purchaser), to acquire 20% or more of the outstanding capital stock of the Company or for a merger or consolidation or any similar transaction involving the Company, as prohibited by Section 5.4(b) of the Merger Agreement; (iv) a proposal made by a third party to the Company, its affiliates or their respective officers, directors, employees, representatives or agents, as described in Section 5.4 of the Merger Agreement, resulting in a breach by the Company of the covenant and obligation contained in that Section
5.4 and such breach (x) would entitle Purchaser or Marriott to terminate the Merger Agreement pursuant to Section 9.1(b) thereof and (y) shall not have been cured prior to the date that Purchaser duly gives notice to the Option Grantor of its desire to exercise an Option pursuant to the Stockholder Agreement; or
(v) any breach by an Option Grantor of the Stockholder Agreement. Options not exercised shall expire and be of no further force and effect upon the earliest to occur of: (i) the Effective Time, (ii) five months after the first occurrence of a Purchase Event or (iii) termination of the Merger Agreement in accordance with its terms.

   Voting of Shares. Each of the Non-Tendering Stockholders has agreed that during the period beginning at the Tender Offer Purchase Time and continuing until the first to occur of the Effective Time or the termination of the Merger Agreement in accordance with its terms, at any meeting of the holders of the Shares, however called, or in connection with any written consent of the holders of the Shares, such Non-Tendering Stockholder will vote (or cause to be voted) the Shares held of record or beneficially owned by such Non-Tendering Stockholder, whether owned on the date hereof or hereafter acquired, (i) in favor of approval of the Merger Agreement, the transactions contemplated by the Merger Agreement, and any actions required in furtherance thereof and of the Stockholder Agreements (including the election of designees of Marriott as directors of the Company); (ii) against any action or agreement that is intended, or could reasonably be expected, to impede, interfere with, or prevent the Merger or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its subsidiaries under the Merger Agreement or the Stockholder Agreements; and (iii) except as specifically requested in writing in advance by Marriott or Purchaser, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement and the Stockholder Agreements): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries or affiliates; (B) a sale, lease, transfer or disposition by the Company or any of its subsidiaries of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries or affiliates; (C)(1) any change in the management of the Company or in a majority of the persons who constitute the board of directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's charter or By-Laws; (3) any other material change in the Company's or any of its subsidiaries' corporate structure or business; or (4) any other action that, in the case of each of the matters referred to in clauses (C)(1),
(2) or (3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Offer, the Preferred Stock Issuance, the Merger or the other transactions contemplated by the Stockholder Agreements and the Merger Agreement. No Non-Tendering Stockholder is permitted to enter into any agreement or understanding with any person the effect of which would be inconsistent or violative of the provisions and agreements contained in the Stockholder Agreements.

   Irrevocable Proxy. Effective from the Tender Offer Purchase Time, each of the five Option Grantors, who own an aggregate of 45.7% of the Company's Shares, has agreed to grant to and appoint Purchaser and each of certain officers of Purchaser, in their respective capacities as officers of Purchaser, and their respective successors and designees, such Option Grantor's true and lawful irrevocable (until the Termination Date) proxy and attorney-in-fact (with full power of substitution) to vote the Shares, or to grant a consent or approval in respect of such Shares.

   Restriction on Transfer, Proxies and Non-Interference. Each Non-Tendering Stockholder has agreed not, directly or indirectly, to: (i) tender his, her or its Shares in the Offer or any other tender offer for Company Shares; (ii) except as contemplated by the Stockholder Agreements or the Merger Agreement, otherwise offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Non-Tendering Stockholder's Shares or any interest therein;
(iii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iv) take any action that would make any representation or warranty made by such Non-Tendering Stockholder untrue or incorrect or have the effect of preventing or disabling such Non-Tendering Stockholder from performing such Non-Tendering Stockholder's obligations under the applicable Stockholder Agreement.

   Other Potential Acquirers. Each Non-Tendering Stockholder (i) is required to immediately cease any existing discussions or negotiations, if any, with any parties conducted before the date of the Stockholder Agreements with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries, and (ii) has agreed, from and after the date of the Stockholder Agreements until termination of the Merger Agreement, unless and until the Company is permitted to take such actions under the terms of the Merger Agreement, not directly or indirectly to initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any such transaction or acquisition, or agree to or endorse any such transaction or acquisition, or authorize or permit any of such Non-Tendering Stockholder's agents to do so, and such Non-Tendering Stockholder shall promptly notify Marriott or Purchaser of any proposal and shall provide a copy of any such written proposal and a summary of any oral proposal to Marriott or Purchaser immediately after receipt thereof (and shall specify the material terms and conditions of such proposal and identify the person making such proposal) and thereafter keep Marriott or Purchaser advised of any development with respect thereto.

   Representations and Warranties. The Stockholder Agreements contain certain customary representations and warranties of the parties thereto, including, without limitation, representations and warranties by the Non-Tendering Stockholders as to ownership of Shares, power and authority and investment intention.

   Termination. Generally, the Stockholder Agreements expire upon the earlier of (a) termination of the Merger Agreement in accordance with its terms or (b) the Effective Time.

   Restrictive Covenants of Certain Executive Officers. The Stockholder Agreement with the Senior Executives contains restrictive covenants, pursuant to which each of the Senior Executives agreed that, for a period of seven years from the Effective Time of the Merger (the "Restriction Period"), they will not carry on or participate in a business that competes (a "Competing Business") with a business conducted by the Company as of the date of the Stockholder Agreement (a "Company Business") within 100 miles of a location at which Marriott or its affiliates is conducting the Company Business. The Senior Executives also agreed not to, during the Restriction Period and without the written consent of Marriott, (i) solicit or offer employees of Marriott or its affiliates employment in any business, (ii) solicit business for a Competing Business from any customer of a Company Business, and (iii) provide or arrange for or assist in the provision of services by a

Competing Business to any customer of a Company Business. The Senior Executives further agreed not to disclose confidential information of the Company to Competing Businesses. The Stockholder Agreement with Benny Anderson contains restrictive covenants similar to those contained in the Stockholder Agreement with the Senior Executives, except that the Restriction Period for Benny Anderson is three years from the date of termination of his employment with Purchaser.

13. DIVIDENDS AND DISTRIBUTIONS

   According to the Company's 1997 Annual Report on Form 10-K, on June 13, 1997, prior to its initial public offering, the Company declared a dividend related to its S corporation status. The dividend consisted of approximately $1.1 million representing prior years' capital contributions and a final S corporation distribution totaling approximately $4.5 million equal to the undistributed cumulative earnings. The Company has paid no other cash dividends and, according to the 1997 Annual Report on Form 10-K, intends to continue this policy for the foreseeable future. Pursuant to the terms of the Merger Agreement, the Company will not split, combine or reclassify the outstanding Shares or declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares.

   If on or after the date of the Merger Agreement the Company should declare or pay any cash or stock dividend or other distribution on, or issue any rights with respect to, the Shares, payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominees or transferees on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under
Section 15 of this Offer to Purchase, the purchase price per Share payable by Purchaser shall be adjusted accordingly.

14. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; NASDAQ STOCK MARKET AND EXCHANGE ACT REGISTRATION

   The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares and could thereby adversely affect the liquidity and market value of the remaining publicly held Shares.

 Nasdaq Stock Market Inclusion

   Marriott currently intends to cause the Company to terminate the inclusion of the Shares on the Nasdaq Stock Market following the Tender Offer Purchase Time and the Record Date. Inclusion of the Shares on the Nasdaq Stock Market is voluntary, so the Company may terminate that inclusion at any time. In addition, according to the Nasdaq Stock Market's current published guidelines, the Shares would not be eligible to be included for continued listing if, among other things, the number of publicly held Shares fell below 750,000, the number of holders of Shares fell below 400, the aggregate market value of such publicly held Shares fell below $5,000,000, or the net tangible assets fell below $4,000,000. If these standards were not met, the Shares would no longer be admitted to quotation on the Nasdaq Stock Market. Depending on the number of Shares acquired pursuant to the Offer, price quotations for the Shares may no longer meet the requirements for any continued trading over-the-counter, including the Nasdaq "additional list" or a "local list." If, as a result of the purchase of Shares pursuant to the Offer or otherwise, trading of the Shares over-the-counter is discontinued, the liquidity of and market for the Shares could be adversely affected. Any reduction in the number of Shares that might otherwise trade publicly may have an adverse effect on the market price for or marketability of the Shares and may cause future prices to be less than the Offer Price.

 Margin Regulations

   The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors similar to those described above regarding the continued listing, public trading and market quotations of the Shares, it is possible that, following the purchase of the Shares pursuant to the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for Purpose Loans made by brokers.

 Exchange Act Registration

   The Shares are currently registered under the Exchange Act. Marriott currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after the Tender Offer Purchase Time as the requirements for termination of registration are met. The registration may be terminated upon certification by the Company to the Commission that there are fewer than 300 record holders of the Shares. The termination of the registration of the Shares under the Exchange Act would take effect 90 days after the Company's certification to the Commission as to the number of record holders of Shares, although the periodic reporting requirements under the Exchange Act would terminate on the date of the certification. The termination of such reporting requirements would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission. When effective, the deregistration would make certain other provisions of the Exchange Act inapplicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq Stock Market or Small Cap Market reporting.

15. CERTAIN CONDITIONS OF THE OFFER

   Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition. In addition, the Merger Agreement permits Purchaser to terminate the Offer, and have no further obligations to the Company (other than to comply with applicable law) with respect to the Offer, if the Tender Offer Purchase Time has not occurred by March 1, 1999. Furthermore, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer) pay for, and may delay the acceptance for payment of, or (subject to the restrictions referred to above) the payment for, any tendered Shares, and may amend the Offer consistent with the terms of the Merger Agreement, including extending the deadline for tendering Shares, or terminate the Offer, if any of the following events shall occur:

     (A) from the date of the Merger Agreement until the Tender Offer Purchase Time, there shall have occurred any change, event, occurrence or circumstance which individually or in the aggregate, has a material adverse effect on the Company (except for changes, events, occurrences or circumstances with respect to general economic or lodging industry conditions);

     (B) from the date of the Merger Agreement until the Tender Offer Purchase Time, any governmental entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (and if temporary or preliminary, not vacated within five business days of its entry) which is in effect at the Tender Offer Purchase Time and which (1) makes the acceptance for payment of, or the payment for, some or all of the Shares illegal or otherwise prohibits or restricts consummation of the Offer, the Merger or any of the other transactions contemplated thereby,
  (2) imposes material limitations on the ability of Purchaser to acquire or hold or to exercise any rights of ownership of the Shares, or effectively to manage or control the Company and its business, assets and properties or
  (3) has a material adverse effect on the Company; provided, however, that the parties shall use reasonable efforts (subject to the proviso that in no event shall any party hereto take, or be required to take, any action that could reasonably be expected to have a material adverse effect on the Company or that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Marriott) to cause any such decree, judgment or other order to be vacated or lifted prior to March 1, 1999;

     (C) the representations and warranties of the Company set forth in the Merger Agreement shall not (i) have been true and correct in any material respect on the date of the Merger Agreement or (ii) be true and correct in any material respect as of the scheduled expiration date (as such date may be extended) of the Offer as though made on or as of such date or the Company shall have breached or failed in any respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it except, in each case with respect to clause (ii), (1) for changes specifically permitted by the Merger Agreement and (2) (x) for those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (y) where the failure of representations and warranties (without regard to materiality qualifications therein contained) to be true and correct, or the performance or compliance with such obligations, agreements or covenants, would not, individually or in the aggregate, have a material adverse effect on the Company;

     (D) from the date of the Merger Agreement until the Tender Offer Purchase Time, the Merger Agreement shall have been terminated in accordance with its terms;

     (E) from the date of the Merger Agreement until the Tender Offer Purchase Time, there shall have occurred (i) a breach by the Company of any of its obligations under Section 5.4 of the Merger Agreement (relating to other potential acquirers), (ii) an acceptance by the Company of a Superior Proposal, or (iii) a termination or a breach by any Non-Tendering Stockholder of the applicable Stockholder Agreement;

     (F) within five days after its receipt of a comfort letter and the working papers associated therewith from the independent certified public accountants of the Company, Marriott or Purchaser has notified the Company that such letter or working papers revealed a material misstatement in the financial information set forth in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1998 as filed with the Commission on November 13, 1998;

     (G) from the date of the Merger Agreement until the Tender Offer Purchase Time, the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Marriott its approval or recommendation of the Offer, shall have recommended to the Company's stockholders another proposal or offer or shall have adopted any resolution to effect any of the foregoing;

     (H) from the date of the Merger Agreement until the Tender Offer Purchase Time, any of the consents, approvals, authorizations, orders or permits required to be obtained by the Company, Purchaser, or their respective subsidiaries in connection with the Merger from, or filings or registrations required to be made by any of the same prior to the Tender Offer Purchase Time with, any governmental entity in connection with the execution, delivery and performance of the Merger Agreement shall not have been obtained or made or shall have been obtained or made subject to conditions or requirements, except where the failure to have obtained or made any such consent, approval, authorization, order, permit, filing or registration or such conditions or requirements could not reasonably be expected to (1) have a material adverse effect on the Company or Marriott or (2) impose material limitations on the ability of Purchaser to acquire or hold or to exercise any rights of ownership of the Shares, or effectively to manage or control the Company and its business, assets and properties; or

     (I) from the date of the Merger Agreement until the Tender Offer Purchase Time, there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc., (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and having a material adverse effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Offer, (4) any limitation or proposed limitation (whether or not mandatory) by any United States governmental authority or agency, or any other event, that materially adversely affects generally the extension of credit by banks or other financial institutions, (5) from the date of the Merger Agreement through the date of termination or expiration of the Offer, a decline of at least 25% in the Standard & Poor's 500 Index or (6) in the case of any of the situations described in clauses (1) through (5) above, existing at the date of the commencement of the Offer, a material acceleration, escalation or worsening thereof;

which, in the reasonable judgment of Purchaser, in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

   The foregoing conditions (the "Offer Conditions") are for the sole benefit of Purchaser and may be waived by Purchaser, in whole or in part at any time and from time to time in the sole discretion of Purchaser. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

 General

   Except as described below, Marriott is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority or public body, domestic or foreign, that would be required for the acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below in this Section under "State Takeover Statutes." While, except as otherwise expressly described herein, Marriott does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action, any of which could cause Marriott to decline to accept for payment or pay for any Shares tendered. Marriott's obligation under the Offer to accept for payment and pay for shares is subject to the Offer Conditions, including conditions relating to legal matters discussed in this Section 16.

 Antitrust

   Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements.

   Marriott expects to file a Notification and Report Form with respect to the Offer under the HSR Act as soon as practicable following commencement of the Offer. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m. New York City time, on the 15th day after the date such form is filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division or the FTC may extend such waiting periods by requesting additional information or documentary material from Marriott. If such a request is made with respect to the Offer, the waiting period related to the Offer will expire at 11:59 p.m. New York City time on the 10th day after substantial compliance by Marriott with such request. With respect to each acquisition, the Antitrust Division or the FTC may issue only one request for additional information. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of applicable waiting periods under the HSR Act is a condition to the obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

   The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of the Shares pursuant to the Offer. At any time before or after such purchase, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Marriott or the Company. Litigation seeking similar relief could be brought by private parties.

   Marriott does not believe that consummation of the Offer and the other transactions contemplated by the Merger Agreement will result in violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer and the other transactions contemplated by the Merger Agreement on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15 for certain conditions to the purchase of the Shares, including conditions with respect to litigation and certain governmental actions.

 State Takeover Statutes

   The Company is incorporated under the laws of the State of Maryland. Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate or associate (as defined in the MGCL) of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate or associate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Company's Board of Directors has declared that the Merger is advisable on substantially the terms and conditions set forth in its resolutions and approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Preferred Stock Issuance and the Merger, in all respects and such approval constitutes approval of the Offer, the Merger Agreement and the Merger for purposes of state corporate law, and has taken all necessary action, including but not limited to all actions required to render the provisions of Title 3, Subtitle 6 of the MGCL, "Special Voting Requirements", inapplicable to Marriott, Purchaser and the Non-Tendering Stockholders.

   The MGCL provides that "Control Shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of Control Shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, on satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholder meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the Control Shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting fights for Control Shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

   The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by a provision in the charter or bylaws of the corporation adopted before the acquisition of shares. The Company is a party to the Merger and the Merger Agreement, and in addition, the By-Laws of the Company empower the Company's Board of Directors to determine that the provisions of the control share statutes of the MGCL do not apply to any Shares or their owners. The Company's Board of Directors has declared that the Merger is advisable on substantially the terms and conditions set forth in its resolutions and approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Preferred Stock Issuance and the Merger, in all respects and such approval constitutes approval of the Offer, the Merger Agreement and the Merger for purposes of state corporate law, and has taken all necessary action, including but not limited to all actions required to render the provisions of Title 3, Subtitle 7 of the MGCL, "Voting Rights of Certain Control Shares", inapplicable to Marriott, Purchaser and the Non-Tendering Stockholders.

   Title 3, Subtitles 6 and 7 of the MGCL, "Special Voting Requirements" and "Voting Rights of Certain Control Shares," respectively, are referred to collectively as the "Maryland Antitakeover Statutes."

   In addition to the foregoing, a number of other states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or places of business in such states.

   In Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in the state and is incorporated there.

   Based on the Company's agreements and representations in the Merger Agreement, and other information supplied by the Company, Marriott believes that the Company, Marriott and Purchaser have complied with the Maryland Antitakeover Statutes with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Agreements. In addition, since the Company's Board of Directors has given its approval, among other things, of such transactions for purposes of the Maryland Antitakeover Statutes, the transactions fully comport with the policy behind those Statutes. Accordingly, the Maryland Antitakeover Statutes should have no effect on the consummation of any of those transactions.

   As a separate matter, neither Purchaser nor Marriott has currently complied with any other state takeover statute or regulation. Marriott reserves the right to challenge the applicability or validity of any other state law purportedly applicable to the Offer, the Preferred Stock Issuance or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer, the Preferred Stock Issuance or the Merger is intended as a waiver of such right. If it is asserted that any other state takeover statute is applicable to the Offer, the Preferred Stock Issuance or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Preferred Stock Issuance or the Merger, Marriott might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Marriott might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the merger. In such case, Marriott may not be obliged to accept for payment or pay for any shares tendered pursuant to the Offer.

17. FEES AND EXPENSES

   Marriott has retained MacKenzie Partners, Inc. to act as the Information Agent and First Chicago Trust Company of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services and be reimbursed for certain reasonable out-of-pocket expenses. Marriott has also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

   Marriott will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Information Agent). Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Marriott for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18. MISCELLANEOUS

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Purchaser may, in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in any such jurisdiction.

   No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Purchaser, Marriott or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

   Purchaser and Marriott have filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the Commission in the manner set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

MI SUBSIDIARY I, INC.

January 12, 1999

                                   SCHEDULE I

           DIRECTORS AND EXECUTIVE OFFICERS OF MARRIOTT AND PURCHASER

   The following table sets forth the name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Marriott. Except as otherwise indicated, all of the persons listed below are citizens of the United States of America. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with Marriott. Unless otherwise indicated, the principal business address of each director or executive officer is Marriott International, Inc., 10400 Fernwood Road, Bethesda, Maryland 20857.

 NAME, CITIZENSHIP AND          PRESENT OCCUPATION              MATERIAL POSITIONS HELD
CURRENT BUSINESS ADDRESS          OR EMPLOYMENT                DURING THE PAST FIVE YEARS
------------------------  ------------------------------ --------------------------------------
J.W. Marriott, Jr.......  Chairman of the Board          President--Marriott Corporation since
                          and Chief Executive Officer    1964; Chief Executive Officer--
                          since 1997; Director--Marriott Marriott Corporation since 1972;
                          since March 1998.              Chairman of the Board--Marriott
                                                         Corporation since 1985; Chairman and
                                                         Chief Executive Officer--of Sodexho
                                                         Marriott Services, Inc. (formerly
                                                         Marriott International, Inc. ("Old
                                                         Marriott") from 1993 to 1998;
                                                         Director--Host Marriott Corporation,
                                                         Host Marriott Services Corporation,
                                                         General Motors Corporation, and U.S.--
                                                         Russia Business Council; Member of the
                                                         Board of Trustees-- Mayo Foundation,
                                                         National Geographic Society, and
                                                         Georgetown University; Member--
                                                         President's Advisory Committee of the
                                                         American Red Cross, Executive
                                                         Committee of the World Travel &
                                                         Tourism Council, Business Council, and
                                                         the Business Roundtable.

Richard E. Marriott.....  Director                       Chairman of the Board--Host Marriott
                                                         Corporation; Chairman of the Board--
                                                         First Media Corporation; Director--
                                                         Host Marriott Services Corporation and
                                                         Potomac Electric Power Company;
                                                         Trustee--Gallaudet University,
                                                         Polynesian Cultural Center, Primary
                                                         Children's Medical Center, Boys and
                                                         Girls Clubs of America SE Region, and
                                                         The J. Willard Marriott Foundation.
                                                         Member of Board of Trustees--Federal
                                                         City Council, Marriott Foundation for
                                                         People with Disabilities, and the
                                                         Advisory Committee for the
                                                         International Hotel and Restaurant
                                                         Association

Henry Cheng Kar-Shun....  Director                       Managing Director--New World
                                                         Development Company Limited since
                                                         1989; Chairman--New World
                                                         Infrastructure Limited and Tai Fook
                                                         Group Limited; Director--HKR
                                                         International Limited; Executive
                                                         Officer-- Chow Tai Fook Enterprises
                                                         Limited; Chairman

 NAME, CITIZENSHIP AND    PRESENT OCCUPATION        MATERIAL POSITIONS HELD
CURRENT BUSINESS ADDRESS    OR EMPLOYMENT          DURING THE PAST FIVE YEARS
------------------------  ------------------ --------------------------------------
                                             and Director--Renaissance Hotel Group
                                             N.V. from 1995 to 1997; Chairman--
                                             Advisory Council for The Better Hong
                                             Kong Foundation; Member--Services
                                             Promotion Strategy Group; Committee
                                             Member--Eighth Chinese People's
                                             Political Consultative Committee of
                                             the People's Republic of China;
                                             Member--Election Committee of the Hong
                                             Kong Special Administrative Region;
                                             Director--Old Marriott from 1997 to
                                             1998.

Gilbert M. Grosvenor....       Director      Chairman of the Board--National
                                             Geographic Society; Director or
                                             Trustee--Chevy Chase Federal Savings
                                             Bank, Ethyl Corporation, B.F. Saul
                                             REIT and Saul Centers, Inc.; Member of
                                             the Board of Visitors--Nicholas School
                                             of the Environment of Duke University;
                                             Member of the Board of Directors--Old
                                             Marriott from 1987 to 1998.

Floretta Dukes                 Director      Founder, Chairwoman and Chief
 McKenzie...............                     Executive Officer--The McKenzie Group,
                                             Inc.; Director or Trustee--Potomac
                                             Electric Power Company, National
                                             Geographic Society, Acacia Group,
                                             Group Hospitalization and Medical
                                             Services, Inc., Howard University,
                                             White House Historical Association,
                                             American Association of School
                                             Administrators Leadership of Learning
                                             Foundation, Lightspan Partnership,
                                             Inc., Impact II-The Teachers Network,
                                             National School Board Foundation,
                                             Institute for Educational Leadership,
                                             Inc., Forum for the American School
                                             Superintendent, Harvard Graduate
                                             School of Education Urban
                                             Superintendents Program, and John
                                             Hopkins Leadership Development
                                             Program; Director--Old Marriott from
                                             1992 to 1998.
Harry J. Pearce.........       Director      Vice Chairman of the Board--General
                                             Motors Corporation; Director--General
                                             Motors Acceptance Corporation, Hughes
                                             Electronics Corporation, American
                                             Automobile Manufacturers Association,
                                             and MDU Resources Group, Inc.;
                                             Member--U.S. Air Force Academy's Board
                                             of Visitors; Member--Board of Trustees
                                             of Howard University and Northwestern
                                             University School of Law's Dean's
                                             Advisory Council; Director--Old
                                             Marriott from 1995 to 1998

  NAME, CITIZENSHIP AND      PRESENT OCCUPATION             MATERIAL POSITIONS HELD
 CURRENT BUSINESS ADDRESS       OR EMPLOYMENT              DURING THE PAST FIVE YEARS
 ------------------------ ------------------------   --------------------------------------
 W. Mitt Romney.....      Director                   Director, President and Chief
                                                     Executive Officer--Bain Capital, Inc.;
                                                     Director--The Sports Authority, Inc.,
                                                     Staples, Inc.; Member--Executive Board
                                                     of the Boy Scouts of America; Member
                                                     of the Board--National Points of Light
                                                     Foundation and City Year; Member of
                                                     the Board of Directors--Old Marriott
                                                     from 1993 to 1998
 Roger W. Sant......      Director                   Chairman of the Board and Co-founder--
                                                     The AES Corporation; Chairman of the
                                                     Board--World Wildlife Fund (U.S);
                                                     Member of the Board--World Resources
                                                     Institute and Worldwide Fund for
                                                     Nature; Director--Old Marriott from
                                                     1993 to 1998
 William J. Shaw....      Director, President and    President and Chief Operating
                          Chief Operating Officer    Officer--Old Marriott until 1998;
                          since 1997                 Executive Vice President and
                                                     President--Marriott Service Group
                                                     since 1993; Chairman of the Board--
                                                     Directors of Host Marriott Services
                                                     Corporation and Sodexho Marriott
                                                     Services, Inc.; Member Board of
                                                     Trustees--University of Notre Dame,
                                                     Loyola College in Maryland and
                                                     Suburban Hospital Foundation;
                                                     Director--Old Marriott from 1997 to
                                                     1998.
 Lawrence M. Small..      Director                   President, Chief Operating Officer,
                                                     Director--Fannie Mae; Vice Chairman
                                                     and Chairman--Executive Committee of
                                                     the Boards of Directors of
                                                     Citicorp/Citibank; Director--The Chubb
                                                     Corporation; Chairman--Financial
                                                     Advisory Committee of Trans-Resources
                                                     International; Member of the Board of
                                                     Trustees--Morehouse College and New
                                                     York University Medical Center;
                                                     Member--U.S. Holocaust Memorial
                                                     Council; Director--Old Marriott from
                                                     1995 to 1998.
 Arne M. Sorenson...      Executive Vice President   Senior Vice President--Business
                          and Chief Financial        Development from 1996 to 1998;
                          Officer                    Partner, Latham & Watkins from 1986 to
                                                     1996.
 Joseph Ryan........      Executive Vice President   Executive Vice President and General
                          and General Counsel        Counsel--Old Marriott from 1994 to
                                                     1998; partner, O'Melveny & Myers,
                                                     1976-1994.

   The following table sets forth the name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Purchaser. Except as otherwise indicated, all of the persons listed below are citizens of the United States of America. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with Purchaser. Unless otherwise indicated, the principal business address of each director or executive officer is Marriott International, Inc., 10400 Fernwood Road, Bethesda, Maryland 20857.

 NAME, CITIZENSHIP AND       PRESENT OCCUPATION           MATERIAL POSITIONS HELD
CURRENT BUSINESS ADDRESS       OR EMPLOYMENT             DURING THE PAST FIVE YEARS
------------------------  ------------------------ --------------------------------------
William J. Shaw.........  President, Director      President and Chief Operating
                                                   Officer--Marriott International, Inc.;
                                                   President and Chief Operating
                                                   Officer--Old Marriott until 1998;
                                                   Executive Vice President and
                                                   President--Marriott Service Group
                                                   since 1993; Chairman of the Board--
                                                   Directors of Host Marriott Services
                                                   Corporation and Sodexho Marriott
                                                   Services, Inc.; Member Board of
                                                   Trustees--University of Notre Dame,
                                                   Loyola College in Maryland and
                                                   Suburban Hospital Foundation;
                                                   Director--Old Marriott from 1997 to
                                                   1998.

Arne M. Sorenson........  Vice President, Director Executive Vice President and Chief
                                                   Financial Officer--Marriott
                                                   International, Inc. from September
                                                   1998 to date; Senior Vice President
                                                   Business Development from 1996 to
                                                   1998; Partner, Latham & Watkins from
                                                   1986 to 1996.

Joseph Ryan.............  Vice President, Director Executive Vice President and General
                                                   Counsel--Marriot International,
                                                   Inc.;--Old Marriott from 1994 until
                                                   1998; partner, O'Melveny & Myers,
                                                   1976-1994.

G. Cope Stewart, III....  Vice President           Executive Vice President and Associate
                                                   General Counsel--Marriott
                                                   International, Inc., Vice President
                                                   and Associate General Counsel--Old
                                                   Marriott from February 1994 to 1998;
                                                   Partner, Arent Fox Kintner Plotkin and
                                                   Kahn from September 1986 to January
                                                   1994.

M. Lester Pulse, Jr.....  Vice President           Senior Vice President--Taxes--Marriott
                                                   International, Inc. for the last five
                                                   years.

W. David Mann...........  Secretary                Corporate Secretary since February
                                                   1998, Senior Counsel since 1996 and
                                                   Corporate Counsel since 1995 with
                                                   Marriott International, Inc.;
                                                   Associate with Akin, Gump, Strauss,
                                                   Hauer & Feld, LLP from 1988 to 1995.

                                    ANNEX A

     TEXT OF TITLE 3, SUBTITLE 2, OF THE MARYLAND GENERAL CORPORATION LAW

(S) 3-201. "SUCCESSOR" DEFINED.

   (a) Corporation amending charter.--In this subtitle, except as provided in subsection (b) of this section, "successor" includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

   (b) Corporation whose stock is acquired.--When used with reference to a share exchange, "successor" means the corporation the stock of which was acquired in the share exchange.

(S) 3-202. RIGHT TO FAIR VALUE OF STOCK.

   (a) General rule.--Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:

     (1) The corporation consolidates or merges with another corporation;

     (2) The stockholder's stock is to be acquired in a share exchange;

     (3) The corporation transfers its assets in a manner requiring action under (S) 3-105(d) of this title;

     (4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation; or

     (5) The transaction is governed by (S) 3-602 of this title or exempted by (S) 3-603(b) of this title.

   (b) Basis of fair value.--

     (1) Fair value is determined as of the close of business:

       (i) With respect to a merger under (S) 3-106 of this title of a 90 percent or more owned subsidiary into its parent, on the day notice is given or waived under (S) 3-106; or

       (ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

     (2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

     (3) In any transaction governed by (S) 3-602 of this title or exempted by (S) 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of (S) 3-603(b) of this title.

   (c) When right to fair value does not apply.--Unless the transaction is governed by (S) 3-602 of this title or is exempted by (S) 3-603(b) of this title, a stockholder may not demand the fair value of his stock and is bound by the terms of the transaction if:

     (1) The stock is listed on a national securities exchange or is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.:

       (i) With respect to a merger under (S) 3-106 of this title of a 90 percent or more owned subsidiary into its parent, on the date notice is given or waived under (S) 3-106; or

       (ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

     (2) The stock is that of the successor in a merger, unless:

       (i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

       (ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor; or

     (3) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

(S) 3-203. PROCEDURE BY STOCKHOLDER.

   (a) Specific duties.--A stockholder of a corporation who desires to receive payment of the fair value of his stock under this subtitle:

     (1) Shall file with the corporation a written objection to the proposed transaction:

       (i) With respect to a merger under (S) 3-106 of this title of a 90 percent or more owned subsidiary into its parent, within 30 days after notice is given or waived under (S) 3-106; or

       (ii) With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered;

     (2) May not vote in favor of the transaction; and

     (3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for his stock, stating the number and class of shares for which he demands payment.

   (b) Failure to comply with section.--A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

(S) 3-204. EFFECT OF DEMAND ON DIVIDEND AND OTHER RIGHTS.

   A stockholder who demands payment for his stock under this subtitle:

     (1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under (S) 3-202 of this subtitle; and

     (2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

(S) 3-205. WITHDRAWAL OF DEMAND.

   A demand for payment may be withdrawn only with the consent of the successor.

(S) 3-206. RESTORATION OF DIVIDEND AND OTHER RIGHTS.

   (a) When rights restored.--The rights of a stockholder who demands payment are restored in full, if:

     (1) The demand for payment is withdrawn;

     (2) A petition for an appraisal is not filed within the time required by this subtitle;

     (3) A court determines that the stockholder is not entitled to relief;
  or

     (4) The transaction objected to is abandoned or rescinded.

   (b) Effect of restoration.--The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

(S) 3-207. NOTICE AND OFFER TO STOCKHOLDERS.

   (a) Duty of successor.--

     (1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

     (2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

       (i) A balance sheet as of a date not more than six months before the date of the offer;

       (ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

       (iii) Any other information the successor considers pertinent.

   (b) Manner of sending notice.--The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

(S) 3-208. PETITION FOR APPRAISAL; CONSOLIDATION OF PROCEEDINGS; JOINDER OF OBJECTORS.

   (a) Petition for appraisal.--Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.


   (b) Consolidation of suits; joinder of objectors.--

     (1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

     (2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

(S) 3-209. NOTATION ON STOCK CERTIFICATE.

   (a) Submission of certificate.--At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceedings as to him or grant other appropriate relief.

   (b) Transfer of stock bearing notation.--If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

(S) 3-210. APPRAISAL OF FAIR VALUE

   (a) Court to appoint appraisers.--If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

   (b) Report of appraisers--Filing.--Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

   (c) Same--Contents.--The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

   (d) Same--Service; objection.--

     (1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

     (2) Within 15 days after the report is filed, any party may object to it and request a hearing.

(S) 3-211. ACTION BY COURT ON APPRAISERS' REPORT.

   (a) Order of court.--The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

     (1) Confirms, modifies, or rejects it; and

     (2) If appropriate, sets the time for payment to the stockholder.

   (b) Procedure after order.--

     (1) If the appraisers' report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

     (2) If the appraisers' report is rejected, the court may:

       (i) Determine the fair value of the stock and enter judgment for the stockholder; or

       (ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

   (c) Judgment includes interest.--

     (1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under (S) 3-202 of this subtitle.

     (2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under (S) 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

       (i) The price which the successor offered for the stock;

       (ii) The financial statements and other information furnished to the stockholder; and

       (iii) Any other circumstances it considers relevant.

   (d) Costs of proceedings.--

     (1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under (S) 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

       (i) The price which the successor offered for the stock;

       (ii) The financial statements and other information furnished to the stockholder; and

       (iii) Any other circumstances it considers relevant.

     (2) Costs may not include attorney's fees or expenses. The reasonable fees and expenses of experts may be included only if:

       (i) The successor did not make an offer for the stock under (S) 3-207 of this subtitle; or

       (ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

   (e) Effect of judgment.--The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

(S) 3-212. SURRENDER OF STOCK.

   The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

     (1) The certificates representing the stock are surrendered to it, endorsed in blank, and in proper form for transfer; or

     (2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

(S) 3-213. RIGHTS OF SUCCESSOR WITH RESPECT TO STOCK.

   (a) General rule.--A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under (S) 3-202 of this subtitle.

   (b) Successor in transfer of assets.--After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

   (c) Successor in consolidation, merger, or share exchange.--Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

   Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

        By Mail:              By Federal Express or           By Hand:
                                  other Courier
   First Chicago Trust                                   First Chicago Trust
         Company               First Chicago Trust             Company
       of New York                   Company                 of New York
Corporate Actions, Suite           of New York         c/o Securities Transfer
          4660              Corporate Actions, Suite             and
      P.O. Box 2569                   4680             Reporting Services Inc.
 Jersey City, NJ 07303-      14 Wall Street, 8th Fl.   Attn: Corporate Actions
          2569                 New York, NY 10005        100 William Street,
                                                              Galleria
                                                         New York, NY 10038

       By Facsimile Transmission:                Confirm by Telephone:
    (For Eligible Institutions Only)
           (201) 222-4720 or
             (201) 222-4721                          (201) 222-4707

   Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                [LOGO OF MACKENZIE PARTNERS, INC. APPEARS HERE]
                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                         (212) 929-5500 (CALL COLLECT)
                                       OR
                         CALL TOLL FREE (800) 322-2885